Exhibit 10.7
EXECUTION VERSION

NEW WATER STREET CORP.,
Landlord
TO
JUSTWORKS, INC.,
Tenant
____________________
Lease
____________________
Dated as of June 5, 2019

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6.03	Default	48
6.04	Re-entry by Landlord	49
6.05	Damages	49
6.06	Other Remedies	50
6.07	Right to Injunction	50
6.08	Certain Waivers	50
6.09	No Waiver	50
6.10	Holding Over	51
6.11	Attorneys’ Fees	51
6.12	Nonliability and Indemnification	51
6.13	Consequential Damages	52

ARTICLE 7 INSURANCE; CASUALTY; CONDEMNATION		52

7.01	Compliance with Insurance Standards	52
7.02	Tenant’s Insurance	53
7.03	Subrogation Waiver	55
7.04	Condemnation	56
7.05	Casualty	57

ARTICLE 8 MISCELLANEOUS PROVISIONS		59

8.01	Notice	59
8.02	Building Rules	60
8.03	Severability	60
8.04	Certain Definitions	60
8.05	Quiet Enjoyment	61
8.06	Limitation of Landlord’s Personal Liability	61
8.07	Counterclaims	61
8.08	Survival	61
8.09	Certain Remedies	62
8.10	No Offer	62
8.11	Captions; Construction	62
8.12	Amendments	62
8.13	Brokers	62
8.14	Merger	62
8.15	Successors	62
8.16	Applicable Law	63
8.17	No Development Rights	63
8.18	Condominium	63
8.19	Embargoed Person	63
8.20	REIT	64
8.21	Counterparts	64
8.22	Signage.	64
8.23	Dogs	66
8.24	Parking	66

ARTICLE 9 RENEWAL RIGHT		67
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EXHIBITS

A	Description of Land
B-1	27th Floor Floor Plan
B-2	29th Floor Floor Plan
B-3	30th Floor Floor Plan
B-4	Initial 31st Floor Premises Floor Plan
B-5	Additional Space Floor Plan
C	Building Rules and Regulations
D	Standard Cleaning Specifications
E	Intentionally Omitted
F	HVAC Specifications
G	Form of Letter of Credit
H	Landlord’s Work
I	Dog Rules and Regulations
J-1	Tenant Lobby Signage Location
J-2	Tenant Screen Displays Specifications
J-3	Tenant Exterior Signage Location
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INDEX OF DEFINED TERMS

Definition	Where Defined

27th Floor	Section 1.01
29th Floor	Section 1.01
30th Floor	Section 1.01
AAA	Section 2.03(i)
Acceptance Notice	Section 1.05(c)
Additional Rent	Section 1.01
Additional Space	Section 1.04(a)
Additional Space Inclusion Date	Section 1.04(c)
Additional Space Outside Delivery Date	Section 1.04(e)
Additional Space Rent Commencement Date	Section 1.04(a)
Adverse Event	Section 8.20
Affiliate	Section 5.01(c)
Alterations	Section 4.02(a)
Applicable Percentage	Section 6.10
Arbiter	Section 2.03(i)
Assignment Consideration	Section 5.05(b)
Available	Section 1.05(a)
Base Operating Amount	Section 2.03(a)
Base Operating Year	Section 1.01
Base Tax Amount	Section 2.02(a)
Base Tax Year	Section 1.01
Benefit Period	Section 2.02(g)
Broker	Section 1.01
Building	Recitals
Business Days	Section 3.02(c)
Business Hours	Section 3.02(c)
Casualty	Section 7.05(a)
Certificate of Occupancy	Section 1.03(b)
Code	Section 5.04(g)
Commencement Date	Section 1.01
Control	Section 5.01(c)
CPI	Section 8.04(e)
Curing Party	Section 4.08
DAS	Section 3.01(i)
Declaration	Section 8.18
Decorative Alterations	Section 4.02(a)
Dog Cap	Section 8.23
Emergency Power	Section 3.03(b)

Emergency Power System	Section 3.03(a)
Event of Default	Section 6.03
Expiration Date	Section 1.01
Fair Market Rent	Section 9.02(b)
Fair Offer Rent	Section 1.05(b)
Final Determination	Section 9.02(d)
First Reduced LC Amount	Section 2.07(c)
First Reduction Date	Section 2.07(c)
First Rent Commencement Date	Section 1.01
First Rent Period	Section 1.01
Fixed Rent	Section 1.01
Fixtures	Section 4.03(a)
Free Overtime Hours	Section 3.01(a)
Freight Hours	Section 3.01(c)
Garage	Section 8.24
Hazadous Materials	Section 4.06(b)
Holidays	Section 3.02(c)
HVAC Overtime Notice	Section 3.01(a)
Indemnified Party	Section 6.12(b)
Initial 31st Floor Premises	Section 1.01
Initial Meeting	Section 9.02(d)
Initial Premises	Section 1.01
Initial Tenant Work	Section 3.05(b)
Interest Rate	Section 4.08
Interim Electric Charge	Section 2.05(c)
Issuing Bank	Section 2.07(a)
Justworks Tenant	Section 1.05(i)
KW	Section 2.05(b)
KWH	Section 2.05(b)
Land	Recitals
Landlord	Section 8.04(a), Introduction
Landlord Services	Section 3.01
Landlord shall have no liability to Tenant	Section 8.04(b)
Landlord’s Initial Determination	Section 9.02(c)
Landlord’s Initial FOR Determination	Section 1.05(b)
Landlord’s Rate	Section 2.05(b)
Landlord’s Statement	Section 2.03(b)
Landlord’s Violations	Section 4.02(k)
Landlord’s Work	Section 1.04(b)
Laws	Section 4.06(a)
LC Date	Section 2.07(a)
Letter of Credit	Section 2.07(a)
Material Alteration	Section 4.02(a)

New Tenant	Section 6.10
Notice	Section 8.01
Offer Notice	Section 1.05(b)
Offer Period	Section 1.05(a)
Offer Space	Section 1.05(a)
Offer Space Inclusion Date	Section 1.05(f)
Offer Space Option	Section 1.05(c)
Operating Expenses	Section 2.03(c)
Operating Payment	Section 2.03(e)
Operating Year	Section 2.03(d)
Other Sublease Considerations	Section 5.05(a)
Parking Operator	Section 8.24
Parking Spaces	Section 8.24
Permitted Dogs	Section 8.23
Permitted Use	Section 1.01
Premises	Section 1.01
Project	Recitals
Records	Section 2.03(i)
Renewal Notice	Section 9.01(b)
Renewal Option	Section 9.01(a)
Renewal Premises	Section 9.01(b)
Renewal Term	Section 9.01(a)
Rent	Section 1.01
Rent Commencement Date	Section 1.01
Rent Notice	Section 9.02(c)
Restroom Allowance	Section 1.01
RPTL	Section 2.02(g)
Screen Display Specifications	Section 8.22(c)
Second Reduced LC Amount	Section 2.07(c)
Second Reduction Date	Section 2.07(c)
Second Rent Commencement Date	Section 1.01
Second Rent Period	Section 1.01
Security Deposit	Section 1.01
Signage Criteria	Section 8.22(b)
SNDA	Section 6.01(c)
Specialty Alterations	Section 4.03(d)
Subject to CPI Increases	Section 8.04(e)
Substantially Complete	Section 1.04(c)
Successor Landlord	Section 6.01(a)
Superior Lease	Section 6.01(a)
Superior Lessor	Section 6.01(a)
Superior Mortgage	Section 6.01(a)
Superior Mortgagee	Section 6.01(a)

Tax Abatement	Section 2.02(g)
Tax Payment	Section 2.02(d)
Tax Year	Section 2.02(c)
Taxes	Section 2.02(b)
Tenant	Introduction
Tenant Delay	Section 8.04(d)
Tenant Exterior Signage	Section 8.22(d)
Tenant Lobby Signage	Section 8.22(b)
Tenant Screen Displays	Section 8.22(c)
Tenant Signage	Section 8.22(d)
Tenant’s Basic Cost	Section 5.05(a)
Tenant’s Initial Determination	Section 9.02(c)
Tenant’s Initial FOR Determination	Section 1.05(c)
Tenant’s Notice	Section 9.02(c)
Tenant’s Offer Notice	Section 5.02(a)
Tenant’s Property	Section 4.03(b)
Tenant’s Share	Section 1.01
Tenant’s Statement	Section 2.03(i)
Term	Section 1.01
Third Rent Period	Section 1.01
Transfer Notice	Section 5.03(a)
Unavoidable Delay	Section 8.04(c)
Untenantable	Section 7.05(b)
Utility Company	Section 2.05(b)
Work Allowance	Section 1.01

LEASE, dated as of June 5, 2019 (the “Effective Date”), between NEW WATER STREET CORP. (“Landlord”), a Delaware corporation, whose address is 55 Water Street, New York, New York 10041 and JUSTWORKS, INC. (“Tenant”), a Delaware corporation, whose address is 601 West 26th Street, New York, New York 10001 prior to the commencement of the Term, and thereafter Tenant’s address shall be that of the Building.
W I T N E S S E T H:
WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building located at 55 Water Street, New York, New York (the “Building”) on the land more particularly described in Exhibit A (the “Land”; the Land and the Building and all plazas, sidewalks and curbs adjacent thereto are collectively called the “Project”).
NOW, THEREFORE, Landlord and Tenant agree as follows:
ARTICLE 1
Basic Lease Terms; Demise; Use
1.01    Basic Lease Terms.

PREMISES
The entire 27th floor of the Building (the “27th Floor”), substantially as shown on Exhibit B-1, which Landlord and Tenant agree is conclusively deemed to contain 67,197 rentable square feet.
The entire 29th floor of the Building (the “29th Floor”), substantially as shown on Exhibit B-2, which Landlord and Tenant agree is conclusively deemed to contain 67,416 rentable square feet.
The entire 30th floor of the Building (the “30th Floor”), substantially as shown on Exhibit B-3, which Landlord and Tenant agree is conclusively deemed to contain 67,413 rentable square feet.
A portion of the 31st floor of the Building (the “Initial 31st Floor Premises”), substantially as shown hatched on Exhibit B-4, which Landlord and Tenant agree is conclusively deemed to contain 34,519 rentable square feet.
The 27th Floor, 29th Floor, 30th Floor and the Initial 31st Floor Premises are sometimes collectively referred to as the “Initial Premises”.

Landlord and Tenant agree that the Initial Premises are conclusively deemed to contain 236,545 rentable square feet.

COMMENCEMENT DATE	The Effective Date.

RENT COMMENCEMENT DATE
(i) For all portions of the Initial Premises other than the Initial 31st Floor Premises, the 1st anniversary of the Commencement Date (the “First Rent Commencement Date”) and (ii) for the Initial 31st Floor Premises, the earlier of (x) August 1, 2021 and (y) the date Tenant (or anyone claiming by, through or under Tenant) occupies all or any portion of the Initial 31st Floor Premises for the conduct of business (the earlier of clause (x) and clause (y), the “Second Rent Commencement Date”); provided, that in no event shall the Second Rent Commencement Date be earlier than the First Rent Commencement Date.

EXPIRATION DATE	The last day of the calendar month in which the day immediately preceding the 12th anniversary of the First Rent Commencement Date occurs, as the same may be extended pursuant to Article 9.

TERM	The period commencing on the Commencement Date and ending, unless sooner terminated as herein provided, on the Expiration Date.

PERMITTED USE	Executive, administrative and general offices.

BASE TAX YEAR	The Tax Year commencing on July 1, 2019 and ending on June 30, 2020.

BASE OPERATING YEAR	Calendar year 2020.

TENANT’S SHARE	5.79% (calculated by dividing (i) 236,545 by (ii) 4,088,782, which Landlord and Tenant agree constitutes the rentable square foot area of the Building).

FIXED RENT
(a)    for the period, if any, commencing on the First Rent Commencement Date and ending on the day immediately preceding the Second Rent Commencement Date (the “First Rent Period”) at an annual rate of $10,303,326.00 per annum

($51.00 per rentable square foot), payable in equal monthly installments of $858,610.50;
(b)    for the period commencing on the Second Rent Commencement Date and ending on the day immediately preceding the 6th anniversary of the First Rent Commencement Date (the “Second Rent Period”) at an annual rate of $12,063,795.00 per annum ($51.00 per rentable square foot), payable in equal monthly installments of $1,005,316.25; and
(c)    for the period commencing on the 6th anniversary of the First Rent Commencement Date and ending on the Expiration Date (the “Third Rent Period”) at an annual rate of $13,246,520.00 per annum ($56.00 per rentable square foot), payable in equal monthly installments of $1,103,876.67.

ADDITIONAL RENT	Tax Payments, Operating Payments and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Rent shall be deemed to be rent.

ELECTRICITY	Submetered at 103%.

RENT	Fixed Rent and Additional Rent, collectively.

SECURITY DEPOSIT
$13,790,400.00 (i.e., 12 months of the Fixed Rent for the Initial Premises and the Additional Space payable during the Second Rent Period), in the form of a letter of credit and subject to reduction, in each case, in accordance with Section 2.07(c).

WORK ALLOWANCE	The sum of (a) $26,611,312.50, plus (b) $2,365,450.00 as an allowance to fund the cost of renovating the restrooms located on each floor of the Initial Premises (the “Restroom Allowance”).

BROKERS	CBRE, Inc. (representing Landlord) and Cushman & Wakefield, Inc. (representing Tenant)
All capitalized terms used in the text of this Lease without definition are defined in this Section 1.01.

1.02    Lease of Premises. Subject to the terms and conditions of this Lease, Landlord hereby leases the Premises to Tenant and Tenant hereby hires the Premises from Landlord, for the Term. On the Commencement Date, the Initial Premises is being delivered to Tenant with all of the work set forth on Exhibit E annexed hereto complete.
1.03    Use.
(a)    The Premises shall be used and occupied by Tenant (and its permitted subtenants) solely for the Permitted Use (including such ancillary uses in connection therewith as shall be reasonably required by Tenant in the operation of its business and are customarily permitted by landlords, and engaged in by tenants, in first class office buildings in downtown Manhattan); provided, that in no event shall the Premises be used for any of the following: (a) a banking, trust company, or safe deposit business, in each case open for business to the general public, (b) a savings bank, a savings and loan association, or a loan company, in each case open for business to the general public, (c) the sale of travelers’ checks and/or foreign exchange, in each case open for business to the general public, (d) a stock brokerage office whose business involves off-the-street retail sales to the general public, (e) a restaurant, bar or for the sale of food or beverages, (f) photographic reproductions and/or offset printing, (g) an employment or travel agency, (h) a school or classroom, (i) medical or psychiatric offices, (j) conduct of an auction, (k) gambling activities, (l) conduct of obscene, pornographic or similar disreputable activities, (m) offices of an agency, department or bureau of the United States Government or any foreign government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (n) offices of any charitable, religious, union or other not-for-profit organization, (o) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto, or (p) the operation of a business, the purpose of which is to provide to unrelated third parties for sublease or license a flexible workplace center consisting primarily of executive and general office suites and shared office workplaces. The Premises shall not be used for any purpose that would tend to lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with, annoy or disturb any other tenant or Landlord, or impair the appearance of the Building.
(b)    If, in connection with any permitted use of the Premises, Tenant shall reasonably require a change to the certificate of occupancy of the Building (the “Certificate of Occupancy”), a public assembly permit or other governmental permit or license, and provided that such change to the Certificate of Occupancy or such license or permit shall not adversely affect the use or occupancy of the Building outside of the Premises, Landlord, at Tenant’s expense, shall reasonably cooperate with Tenant’s efforts to obtain such change to the Certificate of Occupancy or such permit or license.
1.04    Additional Space. (a) Effective as of the Additional Space Inclusion Date, the Additional Space shall become part of the Premises, without any further act on the part of Landlord or Tenant. “Additional Space” means the portion of the 31st floor of the Building that has was not included in the Initial Premises, substantially as shown hatched on Exhibit B-5, which

Landlord and Tenant agree is conclusively deemed to contain 33,855 rentable square feet. The lease of the Additional Space shall be upon all of the terms and conditions of this Lease, except that:
(i)    from and after the Additional Space Inclusion Date, (x) Tenant’s Share shall be increased by 0.83% and (y) the Work Allowance shall be increased by $3,808,687.50 and the Restroom Allowance shall be increased by $338,550.00; and
(ii)    from and after the date which is 90 days following the Additional Space Inclusion Date (the “Additional Space Rent Commencement Date”), Fixed Rent in respect of the Additional Space shall be payable as follows:
(A)    for the First Rent Period and the Second Rent Period, at the annual rate of $1,726,605.00, payable in equal monthly installments of $143,883.75; and
(B)    for the Third Rent Period, at the annual rate of $1,895,880.00, payable in equal monthly installments of $157,990.00;
provided, that if the Additional Space Rent Commencement Date is not the first day of a month, then Fixed Rent payable with respect to the Additional Space for the month in which the Additional Space Rent Commencement Date occurs shall be appropriately prorated.
(b)    Prior to the Additional Space Inclusion Date, Landlord shall perform the work set forth on Exhibit H in the Additional Space (the “Landlord’s Work”).
(c)    The “Additional Space Inclusion Date” means the earlier of (i) the date that is 5 days following the date on which Landlord gives notice to Tenant that Landlord’s Work in the Additional Space is Substantially Complete and (ii) the date on which Tenant (or any person claiming by, through or under Tenant) occupies any portion of the Additional Space for the conduct of business. Landlord’s Work shall be deemed to be substantially complete (“Substantially Complete”, and with correlative meaning, “Substantially Completed” and “Substantial Completion”) on the earlier of (i) the date upon which Landlord’s Work has been completed, other than (A) minor details or adjustments, (B) items that, in accordance with good construction practice, should be performed after completion of the Initial Tenant Work to be performed in the Additional Space and (C) any part of Landlord’s Work that is not completed due to Tenant Delay; provided, that in each case Landlord shall nevertheless remain obligated to complete Landlord’s Work.
(d)    Promptly after the occurrence of the Additional Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Additional Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Additional Space in the Premises in accordance with this Section 1.04.
(e)    Landlord shall use commercially reasonable efforts to cause the Additional Space Inclusion Date to occur on or before February 29, 2024 (as such date shall be postponed on a day-for-day basis for each day of Unavoidable Delay, the “Additional Space Outside Delivery Date”). If for any reason Landlord shall be unable to deliver possession of any portion of the Additional Space to Tenant on or before the Additional Space Outside Delivery Date, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof; provided, that if the Additional Space Inclusion Date does not occur on or before the Additional Space Outside Delivery Date, Tenant’s sole and exclusive remedy therefor shall be that for the period commencing on the day after the Additional Space Outside Delivery Date to and including the day immediately preceding the Additional Space Inclusion Date, Tenant shall be entitled to a credit against the Fixed Rent payable from and after the Additional Space Rent Commencement Date equal to (i) 1 day for each of the first 30 days in such period, (ii) 1.5 days for each of the next 30 days in such period and (iii) 2 days for each day thereafter. This Section 1.03 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.
1.05    Offer Space Option. (a) As used herein:
(i)    “Available” means, as to any space, that such space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party; provided, that (A) any space that is vacant on the Effective Date shall not be deemed Available unless and until such space is first leased to another tenant and then again becomes Available and (B) the 33rd floor of the Building shall not be deemed Available unless and until such space is first leased to a tenant other than the tenant leasing such space on the Effective Date and then again becomes Available. Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Section 1.05 is subordinate to (x) fixed expansion rights granted after the Effective Date to any existing or future tenants of the Building, (y) any right of offer, right of first refusal, expansion right or similar right or option in favor of any third party existing as of the Effective Date, and (z) Landlord’s right to renew or extend the term of any lease to another tenant or other occupant, whether or not pursuant to an option or right set forth in such party’s lease or occupancy agreement, as applicable.
(ii)    “Offer Period” means the period commencing on the Commencement Date to and including the date that is 4 years prior to the Expiration Date; provided, that if Tenant then has available in accordance with the provisions of Article 9 an unexercised Renewal Option, then the Offer Period shall end on the date that is 15 months before the then scheduled expiration of the Term, but if less than 4 years and more than 15 months remain in the Term, then Tenant shall be permitted to exercise any Offer Space Option only if, simultaneously with the giving of the Acceptance Notice, Tenant exercises a Renewal Option in accordance with the provisions of Article 9.
(iii)    “Offer Space” means any Available space on the 24th, 25th, 26th, 28th, 32nd and 33rd floors of the Building.
(b)    Provided (i) this Lease shall not have been terminated, (ii) no Event of Default is continuing, (iii) the Initial Premises and the Additional Space shall then be included in the Premises and (iv) Tenant shall then occupy at least 70% of the Premises, if at any time during the Offer Period any Offer Space either becomes, or Landlord reasonably anticipates that within the next 12 months (but not later than the last day of the Offer Period) any Offer Space will become, Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) if the Fixed Rent for such Offer Space will be Fair Offer Rent, Landlord’s determination of the Fair Offer Rent for such Offer Space (“Landlord’s Initial FOR Determination”), (B) the date or estimated date that such Offer Space has or shall become Available, (C) the rentable square footage of such Offer Space and (D) such other matters as Landlord may deem appropriate for such Offer Notice. “Fair Offer Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the applicable Offer Space, each party acting prudently and under no compulsion to lease, and taking into account all relevant factors.
(c)    Provided that on the date that Tenant exercises an Offer Space Option and on the applicable Offer Space Inclusion Date (i) this Lease shall not have been terminated, (ii) no Event of Default is continuing, (iii) the Initial Premises and the Additional Space shall then be included in the Premises and (iv) Tenant shall then occupy at least 70% of the Premises, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is 30 days after the giving of the applicable Offer Notice (time being of the essence) to include all of the applicable Offer Space in the Premises. If such Offer Notice contains Landlord’s Initial FOR Determination, Tenant shall notify Landlord in the applicable Acceptance Notice whether Tenant accepts or disputes Landlord’s Initial FOR Determination, and if Tenant disputes Landlord’s Initial FOR Determination, such Acceptance Notice shall set forth Tenant’s determination thereof (“Tenant’s Initial FOR Determination”). If Tenant fails timely to object to Landlord’s determination in such Acceptance Notice and to set forth Tenant’s Initial FOR Determination, then Tenant shall be deemed to have accepted Landlord’s Initial FOR Determination.
(d)    If Tenant timely delivers an Acceptance Notice, then, on the Offer Space Inclusion Date, such Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except:
(i)    Fixed Rent in respect of such Offer Space shall be payable from and after the applicable Offer Space RCD (A) if the applicable Offer Space Inclusion Date occurs prior to the 2nd anniversary of the Commencement Date, at the same annul rate per rentable square foot as is payable from time to time in respect of the Initial Premises or (B) if the applicable Offer Space Inclusion Date occurs on or after the 2nd anniversary of the Commencement Date, at the Fair Offer Rent therefor;
(ii)    from and after the applicable Offer Space Inclusion Date, Tenant’s Share shall be appropriately increased to account for the rentable square footage of the Offer Space;
(iii)    the “Offer Space RCD” of such Offer Space shall be (A) if the applicable Offer Space Inclusion Date occurs prior to the 2nd anniversary of the Commencement Date, the number of days after such Offer Space Inclusion Date equal to the product of (1) 365, multiplied by (2) a fraction, the numerator of which is the number of days between the Offer Space Inclusion Date and the Expiration Date and the denominator of which is the number of days between the First Rent Commencement Date and the Expiration Date or (B) if the applicable Offer Space Inclusion Date occurs on or after the 2nd anniversary of the Commencement Date, the Offer Space Inclusion Date;
(iv)    Landlord shall not be required to perform any work, to pay the Work Allowance or any other amount, or to render any services to make the Building or such Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept such Offer Space in its “as is” condition on the applicable Offer Space Inclusion Date; provided, that if the applicable Offer Space Inclusion Date occurs prior to the 2nd anniversary of the Commencement Date, then (A) Landlord shall perform Landlord’s Work in such Offer Space and (B) the Work Allowance shall be increased by the product of (1) the rentable square foot area of such Offer Space multiplied by (2) $112.50 multiplied by (3) a fraction, the numerator of which is the number of days between the applicable Offer Space Inclusion Date and the Expiration Date and the denominator or which is the number of days between the First Rent Commencement Date and the Expiration Date;
(v)    as may be otherwise set forth in the applicable Offer Notice; and
(vi)    Tenant shall deliver to Landlord an amendment to the Letter of Credit (the form and substance of such amendment to be reasonably satisfactory to Landlord) to increase the amount of the Security Deposit by the product of (A) the monthly Fixed Rent payable with respect to such Offer Space for the first full calendar month after the Offer Space RCD therefor multiplied by (B) (x) 12, if prior to the First Reduction Date, (y) 8, if on or after the First Reduction Date and prior to the Second Reduction Date and (z) 5 thereafter.
(e)    If in an Acceptance Notice Tenant disputes Landlord’s Initial FOR Determination, and Landlord and Tenant fail to agree as to the amount thereof within 20 days after the giving of such Acceptance Notice, then the dispute shall be resolved by arbitration in the same manner as disputes regarding Fair Market Rent pursuant to Section 9.02(d); provided, that all references in Section 9.02(d) to “Fair Market Rent” shall be deemed to refer to “Fair Offer Rent,” all reference in Section 9.02(d) to Landlord’s Initial Determination” shall be deemed to refer to “Landlord’s Initial FOR Determination” and all reference in Section 9.02(d) to Tenant’s Initial Determination” shall be deemed to refer to “Tenant’s Initial FOR Determination”. If the dispute shall not have been resolved on or before the applicable Offer Space Inclusion Date, then pending such resolution, Tenant shall pay as annual fixed rent for such Offer Space the Fair Offer Rent therefor as determined by Landlord. Within 20 days after the final determination of such Fair Offer Rent, an adjustment, if any, required to correct the amounts previously paid on account thereof shall be made by the appropriate party.
(f)    “Offer Space Inclusion Date” means the date on which Landlord delivers to Tenant vacant possession of the applicable Offer Space; provided, that if such date would otherwise occur prior to the 2nd anniversary of the Commencement Date, then Landlord’s Work applicable to such Offer Space shall be Substantially Complete and Landlord shall have given Tenant at least 5 days’ notice of the occurrence of the Offer Space Inclusion Date. If Landlord is unable to deliver possession of any Offer Space to Tenant for any reason on or before the date on which Landlord anticipates that such Offer Space shall be Available as set forth in the applicable Offer Notice, or, if applicable, on the date that Landlord anticipated that Landlord’s Work therein will be Substantially Complete, the Offer Space Inclusion Date therefor shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired. This Section 1.05(f) constitutes “an express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.
(g)    If Tenant fails timely to give an Acceptance Notice, then (i) Landlord may enter into one or more leases of the applicable Offer Space with third parties on such terms and conditions as Landlord shall determine, the Offer Space Option shall be null and void and of no further force and effect in respect of the applicable Offer Space and Landlord shall have no further obligation to offer such Offer Space to Tenant, unless and until such Offer Space is leased to a third party and such Offer Space again becomes Available and (ii) Tenant shall, upon demand by Landlord, execute an instrument confirming Tenant’s waiver of the Offer Space Option with respect to such Offer Space, but the failure by Tenant to execute any such instrument shall not affect the provisions of clause (i) above.
(h)    Promptly after the occurrence of an Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the applicable Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of such Offer Space in the Premises in accordance with this Section 1.05.
(i)    Anything in this Lease to the contrary notwithstanding, the provisions of this Section 1.05 granting to Tenant the Offer Space Option shall be null and void and of no further force or effect if (i) a Justworks Tenant is no longer the Tenant under this Lease, (ii) a Justworks Tenant at any time fails to occupy at least 70% rentable square feet in the Premises, (iii) an Event of Default is continuing or (iv) the Premises does not include the Initial Premises and, following the Additional Space Inclusion Date, the Additional Space. “Justworks Tenant” means (A) Justworks, Inc., (B) any entity that succeeds to the interests of Justworks, Inc. in accordance with the provisions of Sections 5.01(b) or (c) and (C) any Affiliate of an entity described in clause (A) or clause (B) above.
(j)    If Tenant exercises the Offer Space Option and the entire 33rd floor of the Building is added to the Premises, then Landlord shall, at Tenant’s cost, reprogram the passenger elevators in the elevator bank serving the Initial Premises so that at least 1 elevator stops on both the 33rd floor and the remainder of the Premises.
(k)    Following an Offer Space Inclusion Date, Landlord shall deliver to Tenant a Form ACP-5 with respect to the applicable Offer Space within 30 days after Landlord’s receipt of Tenant’s final plans and specifications for the Initial Tenant Work to be performed in such Offer Space.

ARTICLE 2
Rent
2.01    Fixed Rent. (a)    Fixed Rent shall be payable by Tenant in advance on the First Rent Commencement Date and on the first day of each calendar month thereafter; provided, that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, $1,005,316.25 to be applied against the first full monthly installment of Fixed Rent following the First Rent Commencement Date; and provided, further, that if the First Rent Commencement Date or the Second Rent Commencement Date is not the first day of a month, then Fixed Rent for the month in which the First Rent Commencement Date or Second Rent Commencement Date (as applicable) occurs shall be appropriately prorated.
2.02    Tax Payments. (a) ”Base Tax Amount” means the Taxes for the Base Tax Year.
(b)    “Taxes” means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Project by any federal, state, municipal or other government or governmental body or authority, including, without limitation, dues, levies or charges paid to any business improvement district or similar organization or to any entity on behalf of such an organization and (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by tenants directly to the taxing authority. If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such substitute tax, assessment, levy, imposition, fee or charge, including without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”. If Landlord or a Superior Lessor is exempt from the payment of taxes described in clauses (i) and (ii), but is required to make payments in lieu of Taxes, then there shall be included in Taxes the actual amount of such payments so required to be made in lieu of the Taxes described in clauses (i) and (ii). If a portion, but not all, of the Project is exempt from the payment of taxes described in clauses (i) and (ii) and no payments in lieu of Taxes are required to be paid by Landlord or any Superior Lessor in respect thereof, then there shall be included in “Taxes” the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such partial exemption did not exist and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable in the absence of such exemption. Except as permitted in this Section 2.02(b), “Taxes” shall not include any franchise, capital stock or transfer tax.
(c)    “Tax Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of

12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.
(d)    If Taxes for any Tax Year after the Base Tax Year, shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. Landlord may furnish to Tenant, prior to the commencement of each Tax Year, a statement setting forth Landlord’s reasonable estimate of the Tax Payment for such Tax Year. Tenant shall pay to Landlord on the first day of each month during such Tax Year, an amount equal to 1/12th of Landlord’s estimate of the Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.02(d) in respect of the last month of the preceding Tax Year; (ii) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within 10 days after demand therefor, or (y) if there is an overpayment, Landlord shall promptly refund to Tenant the amount thereof; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Tax Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Payment shown on such estimate. Landlord may, during each Tax Year, furnish to Tenant a revised statement of Landlord’s estimate of the Tax Payment for such Tax Year, and in such case, the Tax Payment for such Tax Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence. After the end of each Tax Year Landlord shall furnish to Tenant a statement of Tenant’s Tax Payment for such Tax Year (and shall endeavor to do so within 180 days after the end of each Tax Year). If such statement shall show that the sums paid by Tenant, if any, under this Section 2.02(d) exceeded the Tax Payment to be paid by Tenant for the applicable Tax Year, Landlord shall promptly refund to Tenant the amount of such excess; and if such statement shall show that the sums so paid by Tenant were less than the Tax Payment to be paid by Tenant for such Tax Year, Tenant shall pay the amount of such deficiency within 10 days after demand therefor. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith. In no event, however, shall Taxes be reduced below the Base Tax Amount.
(e)    If Landlord shall receive a refund of Taxes for any Tax Year in which Taxes exceeded the Base Tax Amount, Landlord shall pay to Tenant Tenant’s Share of the net refund (after deducting from such refund the costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees); provided, that such payment to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year. If, with respect to any Tax Year after the Base Tax Year, Landlord shall incur any costs or expenses in an effort to reduce the Taxes for such Tax Year, and after final determination of such Taxes, Landlord has not recovered such costs and expenses by way of a deduction from a refund as set forth in the first sentence of this paragraph, then Tenant shall pay to Landlord, within 30 days after invoice, Tenant’s proportionate share of the reasonable out-of-pocket costs and expenses so incurred.
(f)    If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.02, and Tenant shall pay the deficiency within 10 days after demand therefor.
(g)    Tenant hereby requests that an application for abatement of real property taxes pursuant to Title 4 of the Real Property Tax Law (the “RPTL”) be filed by Landlord and Tenant (any abatement granted pursuant to said Title 4 being hereinafter referred to as the “Tax Abatement”) for the Premises. Tenant hereby acknowledges that Tenant shall be solely responsible for (x) the expenditure of all amounts and the performance of all work to the Premises necessary to obtain the Tax Abatement and (y) the preparation and filing of the application, the annual reports and other documentation required pursuant to Title 4 of the RPTL (including, without limitation, pursuant to Sections 499-d and 499-f of the RPTL). All fees, charges and other expenses incurred in connection with the application and continuing eligibility for the Tax Abatement shall be the sole responsibility of Tenant.
(i)    Pursuant to Section 499-c.5. of the RPTL, Tenant is hereby informed that:
(A)    the percentage of the Building’s aggregate floor area allocated to the Premises, and “tenant’s percentage share” for the purposes of Title 4 of the RPTL, is, as of the date hereof, 5.79%;
(B)    an application for abatement of real property taxes pursuant to Title 4 of the RPTL will be made for the Premises;
(C)    the Fixed Rent and Additional Rent payable by Tenant under this Lease, including amounts payable by Tenant for real property taxes, will accurately reflect any abatement of real property taxes granted pursuant to Title 4 of the RPTL for the Premises;
(D)    at least $35 per square foot must be spent on improvements to the Premises and the common areas of the Building; and
(E)    all abatements granted with respect to a building pursuant to Title 4 of the RPTL will be revoked if, during the benefit period, real estate taxes or water or sewer charges or other lienable charges are unpaid for more than one year, unless such delinquent amounts are paid as provided in subdivision 4 of Section 499-f of the RPTL.
(ii)    If the Tax Abatement shall be granted to Tenant, and for so long as such Tax Abatement shall remain in effect (the “Benefit Period”), Tenant shall be entitled to receive a credit against Fixed Rent and Additional Rent payable under this Lease, in an amount equal to the Tax Abatement applicable to the Premises. During each

Tax Year occurring during the Benefit Period, Landlord shall credit against the installments of Fixed Rent and Additional Rent payable under this Lease during such period, the portion of the tax abatement applicable to such period. If the Tax Abatement shall be granted and is thereafter terminated or reduced or recalculated as a result of a change in the billable assessed value of the Building or for any other reason, Tenant shall be responsible for and shall pay to Landlord within 10 days after demand the entirety of the resulting increase in Taxes payable by Landlord (including any retroactive increase), and all interest and penalties relating thereto. Tenant shall notify Landlord within 10 days following the occurrence of any event that may cause the Tax Abatement to be terminated, reduced or recalculated.
(iii)    Without in any way limiting the provisions of Section 6.12(b), Tenant shall indemnify and hold harmless each Indemnified Party from and against any and all liability, damages, claims, costs or expenses relating to the payment of Taxes (including penalties and interest thereon) or other payments required to be paid in connection with or relating to the Tax Abatement arising from the acts, failure to perform any acts required under Title 4 of the RPTL or misrepresentations of Tenant, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses. The provisions of this Section 2.04(g)(iii) shall survive the expiration or earlier termination of this Lease.
(iv)    Upon the request of Tenant, Landlord shall complete, execute and submit with Tenant all applications (including any revised applications therefor), certificates of continuing eligibility and such other documents, certificates and instruments that the New York City Department of Finance may require in order to issue a certificate of abatement granting the Tax Abatement or in order to maintain the Tax Abatement in effect, and Tenant shall pay to Landlord upon demand Landlord’s reasonable out-of-pocket costs and expenses (including, without limitation, attorneys’ fees and disbursements) incurred in reviewing such applications, certificates of continuing eligibility and such other documents, certificates and instruments.
(v)    Tenant hereby acknowledges that Landlord has made no representations or warranties to Tenant with respect to Title 4 of the RPTL or of any potential Tax Abatement. Tenant’s obligation to pay Tenant’s Share of Taxes shall not in any way be affected, reduced or impaired by reason of Tenant’s failure to qualify for, or obtain, any potential Tax Abatement.
(vi)    Landlord shall not perform any acts or fail to perform any acts required under Title 4 of the RPTL (provided Tenant shall fully pay to Landlord the payments of the Tax Payment when due), which shall be the sole cause of the Tax Abatement granted to Tenant being revoked or terminated.
2.03    Operating Payments. (a) ”Base Operating Amount” means Operating Expenses for the Base Operating Year.

(b)    “Landlord’s Statement” means an instrument setting forth the Operating Payment payable by Tenant for a specified Operating Year.
(c)    “Operating Expenses” means all expenses paid or incurred by or on behalf of Landlord in respect of the repair, replacement, maintenance, operation and security of the Project, including, without limitation, (i) salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance), union and general welfare benefits, pension payments, severance payments, sick day payments and other fringe benefits of employees of Landlord, Landlord’s Affiliates and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air-conditioning and chilled or condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of, such utilities; (iv) the cost of painting and/or decorating all areas of the Project, excluding, however, any space contained therein that is demised to tenants; (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Project; (vi) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Project, and any sales and other taxes thereon; (vii) the fair market rental value of Landlord’s Building office and any other premises in the Building utilized by the personnel of either Landlord, Landlord’s Affiliates or Landlord’s contractors in connection with the repair, replacement, maintenance, operation and/or security thereof, not to exceed an aggregate of 7,500 rentable square feet, and all office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and disposal; (ix) the cost of all interior and exterior landscaping and all temporary exhibitions located at or within the Project; (x) the cost of all alterations, repairs, replacements and/or improvements made at any time following the Base Operating Year by or on behalf of Landlord, whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; provided, that if under GAAP, any of the costs referred to in this clause (x) are required to be capitalized, then such costs shall not be included in Operating Expenses unless they (I) are required by any Laws that first became effective (1) on or after the Effective Date or (2) before the Effective Date but with respect to which the obligation to comply first arises after the Effective Date, (II) have the effect of reducing expenses that would otherwise be included in Operating Expenses (after the inclusion of such capitalized costs in Operating Expenses, and in any case, only to the extent of the reduction in Operating Expenses reasonably anticipated by Landlord), (III) constitute a replacement that in Landlord’s reasonable judgment is prudent to make in lieu of repairs to the replaced item(s) or (IV) consist of items of equipment costing not more than $100,000.00 per item, in which event the cost thereof, together with interest thereon at either (A) if Landlord shall not finance such alterations, repairs, replacements, and/or improvements, the Interest Rate in effect on December 31 of the Operating Year in which such costs were incurred or (B) if Landlord shall finance such alterations, repairs, replacements, and/or improvements, the actual interest rate incurred by Landlord in connection with such financing, shall be amortized and included in Operating Expenses over the useful life of the item in question, as determined in accordance with GAAP; (xi) management fees; provided, that if Landlord or an Affiliate of Landlord is the managing agent of the Building then the annual management fee shall be equal to 3% of the aggregate rents, additional rents and other charges payable to Landlord by tenants of the Building; (xii) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services (but excluding third party out-of-pocket costs and expenses relating to legal and auditing disputes with tenants); (xiii) fees, dues and other contributions paid by or on behalf of Landlord to civic or other real estate organizations; (xiv) the costs to repair, maintain and operate (including assembling and disassembling) the flood barriers and flood protection systems for the Project and related equipment and systems; (xv) installation, operation and maintenance of holiday decorations; and (xvi) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Project, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York. Notwithstanding the foregoing, “Operating Expenses” shall not include the following:
(A)    depreciation and amortization (except with respect to the alterations, repairs, replacements, and/or improvements described in clauses I, II, III and IV of clause (x) of this Section 2.03(c));
(B)    principal and interest payments and other costs incurred in connection with any financing or refinancing of the Project or any portion thereof (except as provided in clause (x) above);
(C)    the cost of tenant improvements made for tenant(s) of the Building;
(D)    brokerage commissions and advertising expenses incurred in procuring tenants for the Building;
(E)    cost of any work or service performed for any tenant of the Building (including Tenant), whether at the expense of Landlord or such tenant, to the extent that such work or service is in excess of the work or service that Landlord is required to furnish Tenant under this Lease at the expense of Landlord;
(F)    the cost of any electricity consumed in the Premises or in any other space in the Building demised to tenants;
(G)    Taxes;
(H)    legal fees incurred in preparing leases for tenants or in enforcing the terms of any lease;
(I)    any cost to the extent Landlord is reimbursed therefor out of insurance proceeds or otherwise (other than by means of operating expense reimbursement provisions contained in the leases of other Tenants); and
(J)    any fee or expenditure that is paid to any Affiliate of Landlord for services in the Project to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid to an unaffiliated third party on a competitive basis.
(d)    “Operating Year” means each calendar year in which occurs any part of the Term.
(e)    For each Operating Year following the Base Operating Year, Tenant shall pay (each, an “Operating Payment”) Tenant’s Share of the amount, if any, by which Operating Expenses for such Operating Year exceed the Base Operating Amount.
(f)    If during any relevant period (including the Base Operating Year) (i) any rentable space in the Building shall be unoccupied, and/or (ii) the tenant or occupant of any space in the Building undertook to perform work or services therein in lieu of having Landlord perform the same and the cost thereof would have been included in Operating Expenses, then, in any such event, the Operating Expenses for such period shall be increased to reflect the Operating Expenses that would have been incurred if such space had been occupied or if Landlord had performed such work or services, as the case may be.
(g)    Landlord may furnish to Tenant, prior to the commencement of each Operating Year, a statement setting forth Landlord’s reasonable estimate of the Operating Payment for such Operating Year. Tenant shall pay to Landlord on the first day of each month during such Operating Year, an amount equal to 1/12th of Landlord’s estimate of the Operating Payment for such Operating Year. If Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.03 in respect of the last month of the preceding Operating Year; (B) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within 10 days after demand therefor, or (y) if there is an overpayment, Landlord shall promptly refund to Tenant the amount thereof; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Operating Year Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Payment shown on such estimate. Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence.
(h)    Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year (and shall endeavor to do so within 180 days after the end of each Operating Year). If Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 2.03(g) exceeded the Operating Payment to be paid by Tenant for the applicable Operating Year, Landlord shall promptly refund to Tenant the amount of such excess; and if the Landlord’s Statement shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within 10 days after demand therefor.
(i)    (A)    Tenant, upon notice given within 120 days after Tenant’s receipt of a Landlord’s Statement, may elect to have Tenant’s designated (in such notice) reputable nationally recognized audit firm or certified public accountant (which certified public accountant may be an employee of Tenant) examine such of Landlord’s books and records (collectively, “Records”) as are directly relevant to such Landlord’s Statement, and Landlord shall provide access to the Records upon reasonable prior notice; provided, that no such audit firm or certified public accountant may be retained by Tenant on a contingency fee basis or any other fee basis by which such audit firm’s or accountant’s (as applicable) compensation is based upon the amount refunded or credited by Landlord to Tenant as a result of such audit. As a condition to Tenant’s right to review the Records, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question. If Tenant shall not give such notice within such 120 day period, then such Landlord’s Statement shall be conclusive and binding upon Tenant. Tenant and Tenant’s employees, accountants and agents shall treat all Records as confidential, and, upon request by Landlord, shall confirm such confidentiality obligation in writing.
(B)    Tenant, within 120 days after the date on which the Records are made available to Tenant, may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Landlord’s Statement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due. If Tenant fails timely to deliver a Tenant’s Statement, then such Landlord’s Statement shall be conclusive and binding on Tenant. Landlord and Tenant shall attempt to adjust such disagreement. If they are unable to do so, Tenant shall notify Landlord, within 120 days after the date on which Tenant gives the Tenant’s Statement to Landlord, that such disagreement shall be determined by an Arbiter in accordance with this Section 2.03(i), and promptly thereafter Landlord and Tenant shall jointly designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 2.03(i)(B) shall be binding upon the parties. If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. The Arbiter shall be a member of an independent certified public accounting firm having at least 3 accounting professionals. If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within 15 days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants meeting the requirements of this Section 2.03(i)(B) and who are acceptable to the party sending such notice, then either party shall have the right to request the American Arbitration Association (or any organization which is the successor thereto) (the “AAA”) to designate as the Arbiter a certified public accountant meeting the requirements of this Section 2.03(i)(B) whose determination made in accordance with this Section 2.03(i)(B) shall be conclusive and binding upon the parties, and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant. Any determination made by an Arbiter shall not exceed the amount determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount claimed to be due by Tenant in Tenant’s Statement, and any determination that does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Pending the resolution of any contest pursuant to this Section 2.03(i)(B), and as a condition to Tenant’s right to prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question. If Tenant shall prevail in such contest, an appropriate refund shall promptly be made by Landlord to Tenant. The term “substantially” as used in this Section 2.03(i)(B), shall mean a variance of 5% or more of the Operating Payment in question.
2.04    Tax and Operating Provisions. (a) In any case provided in Section 2.02 or 2.03 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled. Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent. If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not then in default under this Lease) Landlord shall refund to Tenant the unapplied balance of such credit.
(b)    Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, provided, that such Landlord’s Statement is delivered within 2 years after the end of the Operating Year in question, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year within such 2-year period. Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, provided, that such statement is delivered within 2 years following the later of (i) the end of the Tax Year in question or (ii) the final determination of the Taxes for the Tax Year in question, nor shall the rendering of a statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor within such 2-year period.
(c)    Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes and other costs and expenses incurred by Landlord with respect to the Project. If the Building shall be condominiumized, or if ownership of the north and south towers of the Building shall be separated, or if Landlord shall elect to treat the south tower of the Building and the north tower of the Building separately for purposes of calculating Taxes and Operating Expenses, then Tenant’s Operating Payments and Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the Taxes and Operating Expenses of the Building as Tenant would pay in the absence of such condominiumization, separate ownership or separate treatment.
(d)    Each Tax Payment in respect of a Tax Year, and each Operating Payment in respect of an Operating Year, that begins prior to the First Rent Commencement Date or ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 2.02(e), shall be prorated to correspond to that portion of such Tax Year or Operating Year occurring after the First Rent Commencement Date or prior to the expiration or earlier termination of this Lease, as applicable.
2.05    Electric Charges. (a) Tenant’s demand for, and consumption of, electricity serving the Premises shall be determined by submeters installed (or, if existing, retrofitted) by Landlord at Landlord’s expense. Tenant shall pay for such electric consumption from and after the Commencement Date within 15 days after rendition of bills therefor, which bills shall be rendered by or on behalf of Landlord separately for each meter.
(b)    The amount payable by Tenant per “KW” and “KWH” for electricity consumed within the Premises shall be 103% of the amount (as adjusted from time to time, “Landlord’s Rate”) at which Landlord from time to time purchases each KW and KWH of electricity for the same period from the utility company and/or alternate providers (the “Utility Company”) (including, without limitation, all surcharges, taxes, fuel adjustments, market supply and market adjustment charges, taxes passed on to consumers by the public utility, and other sums payable in respect thereof), plus all other surcharges, taxes and other sums payable by Landlord in respect of Landlord’s sale of electricity to Tenant. Landlord’s Rate shall be determined by applying KW and KWH (on-peak and off-peak, if applicable) as derived from Tenant’s submeter(s) to the same rate schedule(s) (both the utility and alternate provider, if applicable) applicable to Landlord’s electricity purchase during each respective service period. Notwithstanding anything to the contrary herein, Landlord shall not be obligated to apply Tenant’s interval data to Landlord’s Rate in order to determine the amount payable by Tenant hereunder.
(c)    Following the Commencement Date, to the extent submeters are not already installed on any floor of the Premises, Landlord shall use reasonable efforts to promptly install, at Landlord’s cost and expense, submeters on such floor of the Premises to measure Tenant’s electricity consumption. If the Commencement Date shall occur prior to the installation of such submeters in the Premises, then Tenant shall pay $1.50 ($0.75 during the period of Tenant’s construction of the Initial Tenant Work to the Premises) per rentable square foot of space in the Premises per annum (the “Interim Electric Charge”), on account of Tenant’s use of electricity in the Premises for the period commencing on the Commencement Date and ending on the date that the submeters measuring Tenant’s consumption of electricity in the Premises are installed and are operational. The Interim Electric Charge shall be paid by Tenant monthly within 10 days after submission of a bill therefor.
(d)    At Landlord’s option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord or its designated contractor upon demand Landlord’s then established reasonable charges therefor.
2.06    Manner of Payment. Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and recurring Additional Rent, by wire transfer of immediately available federal funds as directed by Landlord, and (b) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a bank that clears through The Clearing House Payments Company L.L.C., in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as

Landlord may from time to time designate. If Tenant fails timely to pay any Rent, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord’s receipt thereof at the lesser of (i) 1½% per month and (ii) the maximum rate permitted by law. Any Additional Rent for which no due date is specified in this Lease shall be due and payable on the 10th day after the date of invoice. All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within 180 days after receipt of same, Tenant notifies Landlord that it is disputing same.
2.07    Security Deposit. (a) Tenant has delivered to Landlord, as security for the performance of Tenant’s obligations under this Lease, an unconditional, irrevocable letter of credit in the amount of the Security Deposit in the form annexed hereto as Exhibit G and issued by a bank (the “Issuing Bank”) satisfactory to Landlord (the “Letter of Credit”). The Letter of Credit shall provide that it is assignable by Landlord without charge and shall either (i) expire on the date that is 60 days after the expiration or earlier termination of this Lease (the “LC Date”) or (ii) be automatically self-renewing until the LC Date. If any Letter of Credit is not renewed at least 60 days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant’s obligations under this Lease. Landlord may draw on the Letter of Credit (or the proceeds thereof) to remedy any Event of Default. If Landlord shall have so drawn upon the Letter of Credit (or the proceeds thereof), Tenant shall upon demand deposit with Landlord a sum equal to the amount so drawn by Landlord.
(b)    Provided no Event of Default has occurred which remains uncured and Tenant has surrendered the Premises to Landlord in accordance with all of the terms and conditions of this Lease, on or before the LC Date: (i) Landlord shall return to Tenant the Letter of Credit (or the proceeds thereof) then held by Landlord or (ii) if Landlord shall have drawn upon such Letter of Credit (or the proceeds thereof) to remedy any Event of Default, Landlord shall return to Tenant that portion, if any, of the proceeds of the Letter of Credit remaining in Landlord’s possession.
(c)    Provided that on the First Reduction Date (i) no Event of Default has occurred which remains uncured and (ii) Landlord has not theretofore drawn on the Letter of Credit by reason of any Event of Default, Tenant shall be entitled to reduce the amount of the Letter of Credit to 8 months of the Fixed Rent then payable for the Premises (the “First Reduced LC Amount”) on the 3rd anniversary of the First Rent Commencement Date (the “First Reduction Date”). Provided that on the Second Reduction Date (a) no Event of Default has occurred which remains uncured and (b) Landlord has not theretofore drawn on the Letter of Credit by reason of any Event of Default, Tenant shall be entitled to reduce the amount of the Letter of Credit to 5 months of the Fixed Rent then payable for the Premises (the “Second Reduced LC Amount”) on the 5th anniversary of the First Rent Commencement Date (the “Second Reduction Date”). In no event shall Tenant reduce the Letter of Credit to less than the Second Reduced LC Amount. Tenant shall deliver to Landlord an amendment to the Letter of Credit (the form and substance of such amendment to be reasonably satisfactory to Landlord), reducing the amount of the Letter of Credit to the First Reduced LC Amount or Second Reduced LC Amount, as applicable, and Landlord shall execute the amendment and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof. To the extent Landlord’s cooperation is necessary, Landlord shall reasonably cooperate with Tenant to cause the Issuing Bank to issue an amendment to the Letter of Credit then in place to reduce the amount thereof to the First Reduced LC Amount or Second Reduced LC Amount (as applicable).
ARTICLE 3
Landlord Covenants
3.01    Landlord Services. From and after the date that Tenant first occupies the Premises for the conduct of Tenant’s business, Landlord shall furnish Tenant with the following services (collectively, “Landlord Services”):
(a)    heat, ventilation and air-conditioning to the Premises from 8:00 a.m. to 6:00 p.m. on each Business Day and from 8:00 a.m. to 1:00 p.m. on Saturdays that are not Holidays, in accordance with the design specifications set forth in Exhibit F attached hereto at no cost to Tenant (other than by way of inclusion in Operating Expenses); if Tenant shall require heat, ventilation or air conditioning services at any other times, Landlord shall furnish such service (i) in the case of a Business Day, upon receiving notice from Tenant by 3:00 p.m. of such Business Day and (ii) in the case of a day other than a Business Day, upon receiving notice from Tenant by 1:00 p.m. of the immediately preceding Business Day (each such notice under clause (i) or clause (ii), an “HVAC Overtime Notice”), and Tenant shall pay to Landlord upon demand Landlord’s then established charges therefor; provided, that (A) any such overtime heat, ventilation and air-conditioning services requested for the following hours (the “Free Overtime Hours”) shall be provided to the Premises at no cost to Tenant (other than by way of inclusion in Operating Expenses): from 6:00 p.m. on each Business Day to 1:00 a.m. on the following day (whether or not such following day is a Business Day), from 1:00 p.m. to 6:00 p.m. on Saturdays that are not Holidays, and from 8:00 a.m. to 6:00 p.m. on Sundays that are not Holidays and (B) for so long as Tenant is a Justworks Tenant, Landlord shall provide overtime heating, ventilation and air-conditioning services during Free Overtime Hours without Tenant delivering any HVAC Overtime Notice; Tenant may give HVAC Overtime Notices up to 1 month prior to the date on which Tenant is requesting overtime heat, ventilation and air-conditioning services;
(b)    intentionally omitted;
(c)    (i) passenger elevator service to each floor of the Premises at all times during Business Hours on Business Days, with at least 3 passenger elevators subject to call at all other times and (ii) freight elevator and loading dock service to the Premises on a first come-first served basis (i.e., no advance scheduling) from 8:00 a.m. to 5:00 p.m. on Business Days (the “Freight Hours”), and on a reserved basis at all other times upon the payment of Landlord’s then established charges therefor (provided, that Tenant must reserve after-hours freight for a minimum of 1 hour if such hour is contiguous to Freight Hours or a minimum of 4 hours if such hours are not contiguous to Freight Hours); Tenant’s use of all elevators shall be on a non-exclusive basis; notwithstanding the foregoing, there shall be no charge to Tenant for the first 300 hours of overtime freight elevator usage by Tenant in connection with the Initial Tenant Work and Tenant’s initial move-in to the Premises;

(d)    reasonable quantities of hot and cold water to the floor(s) on which the Premises are located for core lavatory, drinking, ordinary pantry and cleaning purposes only; if Tenant requires water for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet with shut-off valve and pressure reducing valve (as required) located on the floor on which the Premises is located (within the core of the Building), and the cost of heating such water (if Tenant requires heated water), as well as the cost of piping and supplying such water from the core of the Building to the location in the Premises where such water is needed, shall be paid by Tenant; Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of water for such other purposes (i.e., purposes other than for core lavatory, drinking, ordinary pantry and cleaning purposes) in which event Tenant shall reimburse Landlord on demand for the quantities of water shown on such meters, at Landlord’s cost therefor (including costs for sewer rents and taxes) plus 3%;
(e)    electric energy on a submetered basis through presently installed electric facilities for Tenant’s reasonable use of lighting and other electrical fixtures, appliances and equipment at a level of not less than 6 watts demand load per useable square foot of the Premises (exclusive of electricity for the base Building HVAC system); in no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord’s reasonable judgment (taking into account the then existing and future needs of other then existing and future tenants, and other needs of the Building), the same is available and necessary for Tenant’s use, and if Landlord shall provide any such additional power, Tenant shall pay Landlord upon demand its then established connection charge for each additional amp of power or portion thereof provided to the Premises and the cost to bring such power to the Premises, including, installing any necessary additional equipment or distribution systems to distribute such power within the Premises; and
(f)    cleaning services on Business Days in accordance with Exhibit D attached hereto. Tenant shall pay to Landlord on demand the costs incurred by Landlord for (i) extra cleaning work in the Premises required because of (A) carelessness, indifference, misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (B) interior glass partitions or an unusual quantity of interior glass surfaces, (C) non standard materials or finishes installed in the Premises and/or (D) the use of the Premises other than during Business Hours on Business Days, and (ii) removal from the Premises and the Building of any refuse of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen and pantry refuse, or at times other than Landlord’s standard cleaning times. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, trading floors, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and Tenant shall retain Landlord’s cleaning contractor at Tenant’s expense to perform such cleaning and any other cleaning services in excess of those provided for in Exhibit D; Landlord’s cleaning contractor shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises; Landlord shall instruct Landlord’s cleaning contractor (a) to perform background checks on employees performing cleaning services in the Building and (b) to the extent such background checks are performed, not to assign any individual that has been convicted of, or has pled guilty to, a felony or any other crime of moral turpitude to clean the Premises; provided, that Landlord shall have no liability to Tenant if any cleaning contractor fails to comply with Landlord’s instructions;
(g)    up to 25 tons of condenser water per full floor of the Premises for Tenant’s supplemental HVAC system from the common cooling tower unit serving the Building 24 hours a day, 7 days a week, subject to Tenant’s option to reduce the tonnage reserved for Tenant by delivery of notice to Landlord on or before June 30, 2019. Tenant, at Tenant’s cost, shall perform all necessary work and install all required equipment to permit Tenant to tap into Landlord’s condenser water riser, including installing automatic shut off valves to ensure condenser water will only flow through the active HVAC unit; Tenant shall pay for Tenant’s condenser water $0.094 per ton of connected load per hour (Subject to CPI Increases) including any redundant HVAC systems connected to the condenser water riser, which amount shall be payable within 10 days after rendition of a bill therefor;
(h)    shaft space to accommodate Tenant’s installation and maintenance, at Tenant’s expense, of two 4” conduit for data and telecommunications wiring to the Premises one from each of the two points of entry to the Building through separate paths to the telecommunications closets on each floor of the Premises;
(i)    the right to connect, at Tenant’s expense, to the Building distributed antenna system (“DAS”) installed in the Building as of the Effective Date and any replacements thereof installed by Landlord during the Term. During the performance of Tenant’s Initial Work, Landlord shall reasonably cooperate with Tenant to coordinate the installation in the Premises of the necessary equipment for Tenant to connect to the DAS. Landlord shall complete the installation of such equipment prior to the date on which the Initial Tenant Work is complete. During the Term, if Tenant renovates any portion of the Premises and such renovation requires removal of the DAS equipment located on the renovated floor, Tenant shall pay for the cost to remove such equipment and, if Tenant so elects, to have such equipment reinstalled following completion of such renovation. Landlord shall have the right to require that Tenant use Landlord’s DAS infrastructure provider to connect to the DAS and to perform any required removal and/or reinstallation of any DAS equipment in the Premises; and
(j)    access to the Premises 24 hours per day, 7 days per week, 365 days per year.
3.02    General Service Provisions. (a) On not less than 24 hours’ notice (except in the case of emergency), Landlord may stop or interrupt any Landlord Service, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord. Landlord may modify the delivery and scope of any Building services if required by reason of any Laws. Except to the extent of Landlord’s negligence or willful misconduct, Landlord shall have no liability to Tenant by reason of any stoppage, interruption or modification of any Landlord Service, electricity or other service or the use of any

Building facilities and systems for any reason. Landlord shall use reasonable diligence (which shall not include incurring overtime charges) to make such repairs as may be required to machinery or equipment within Landlord’s control to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond Landlord’s control, to cause the same to be restored by diligent application or request to the provider.
(b)    Intentionally omitted.
(c)    “Business Hours” means 8:00 a.m. to 6:00 p.m. “Business Days” means all days except (a) Saturdays, (b) Sundays and (c) Holidays. “Holidays” means New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, Christmas and any other days that are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the Building Service Union Employee Service contract.
3.03    Emergency Power. (a) “Emergency Power System” means the emergency power plant in the Building that provides backup emergency power to the major Building systems and to tenants of the Building. Landlord shall make the Emergency Power System available to Tenant at the emergency power buss duct located on each floor on which the Premises is located. All taps, switches and other equipment and the distribution of the Emergency Power in the Premises shall be provided and installed by Tenant at its sole cost and expense, and all work performed by Tenant in connection therewith shall be subject to all of the terms and provisions of this Lease. Any automatic transfer switches shall be ASCO 7000 series, with ancillary devices and communication packages that are compatible with the existing generator infrastructure and no equipment shall be purchased or installed prior to the approval of the Landlord and/or Landlord’s consulting engineer.
(b)    The Emergency Power System shall be capable of providing by means of the emergency buss ducts 3 watts demand load per usable square foot of space in the Premises of emergency electrical power (exclusive of electricity for the Building HVAC system) to the Premises (the “Emergency Power”). Tenant’s use of the Emergency Power shall not at any time exceed 3 watts demand load per usable square foot of space in the Premises of emergency electrical power (exclusive of electricity for the Building HVAC system).
(c)    Tenant shall pay to Landlord, within 30 days after invoice, which shall be rendered not more often than monthly, (i) $350 per KW of connected load per annum (Subject to CPI Increase) and (ii) Landlord’s actual cost of providing Tenant’s proportionate share of the fuel utilized by the generators serving the Premises from time to time, such proportionate share to be reasonably determined by Landlord’s operating engineer.
(d)    Tenant shall notify Landlord, on or before the first anniversary of the Commencement Date, of the amount of emergency power, up to 3 watts, that Tenant desires, failing which Landlord shall have no obligation to make such emergency power available to Tenant. If, on or before the first anniversary of the Commencement Date, Tenant fails to connect to the Premises all of the 3 watts of emergency power allocated to Tenant, then Landlord may reduce the amount of emergency power allocated for Tenant’s use to the amount necessary to supply Tenant’s requirements as evidenced by Tenant’s then current emergency power connected load. In addition, if Tenant fails to connect to the emergency power plant on or before the first anniversary of the Commencement Date, Landlord shall not be required to make available to Tenant any emergency power.
(e)    Landlord does not represent or warrant that the Emergency Power System is merchantable or fit for any particular purpose or that the same will operate as contemplated or that the Emergency Power System shall have the capacity required by Tenant; and Landlord shall not be liable to Tenant for damages or otherwise for any interruption, impairment or termination of the Emergency Power System. Tenant shall not be released or excused from the performance of any of its obligations under the Lease for any such interruption, impairment or termination, but Landlord shall use its reasonable efforts to restore same promptly.
(f)    No Indemnified Party shall be liable to Tenant for, and Tenant hereby releases same from, any loss, damage, injury, claim or liability arising from the maintenance, repair, cleaning, operation, replacement or stoppage of operation of or defect in the Emergency Power System for any reason whatsoever, unless the same results from the negligence or willful misconduct of Landlord. Further, no Indemnified Party shall be liable (i) for any loss, claim, injury or damage caused by other tenants or persons in, upon or about the Building, or (ii) for any consequential damages (even if grossly negligent or for willful misconduct) arising out of the operation of the Emergency Power System or the failure of the Emergency Power System to operate or to perform as desired for any reason.
(g)    Landlord shall have no liability whatsoever to Tenant (and Tenant expressly releases Landlord from any obligation or liability) because Landlord is unable to fulfill or is delayed in fulfilling, any of its obligations under this Section 3.03 by reason of Unavoidable Delays. Landlord shall have no obligation to operate, service or maintain any equipment that is downstream from the buss duct.
(h)    The provisions of this Section 3.03 are made and entered into for the sole protection and benefit of Landlord and Tenant and their respective permitted successors and assigns. No third party beneficiary rights are created by the provisions of this Section 3.03 and no other persons or entities shall have any rights of action under this Section 3.03.
3.04    Fire Stairs. Tenant may use the internal freight elevator lobby DD fire staircase of the Building, which is circled on the floor plans of each floor of the Premises attached hereto as Exhibits B-1 through B-5, connecting contiguous full floors of the Premises as convenience stairs; provided, that Tenant, at Tenant’s expense, and subject in any event to the provisions of Article 4, complies with all Laws and insurance requirements affecting the Project in connection with such use. In using said stairs and in preparing the same for use by Tenant, Tenant shall be responsible for all incremental costs incurred by Landlord in connection therewith (including any increase in Landlord’s insurance costs resulting from Tenant’s use thereof). If Tenant so utilizes the fire stairs, Tenant shall maintain, at Tenant’s expense, such portions of the fire stairs on the floors on which the Premises are located in at least the same condition existing on the Commencement Date (reasonable wear and tear excepted), including, without limitation, the periodic painting and cleaning thereof as reasonably required by Landlord. Tenant shall not use the stairs so as to interfere with the rights of other tenants or occupants in the Building. Tenant may make reasonable decorative Alterations to the stairwell area (such as painting, lighting and handrails); provided, that Tenant obtains Landlord’s prior consent thereto (which consent shall not be unreasonably withheld) and complies with the applicable provisions of Section 4.02 hereof. In connection with any use of such fire stairs and subject to the terms of Article 4 hereof, Tenant, at Tenant’s expense, shall (i) install and regularly maintain a security and access control system in the stairway to prevent unauthorized access from the fire stairs into the Premises and to identify potential emergencies therein that is reasonably satisfactory to Landlord (including, without limitation, the installation of additional fire safety equipment and video and other surveillance equipment), (ii) provide Landlord with at least 3 card keys to any such security system and update such card keys, at no cost to Landlord, from time to time, if such update is necessary in order to permit such card keys to be operable and (iii) tie such system into the Building’s security and fire safety systems, Building management system and such other Building systems as Landlord may reasonably require. In no event shall Tenant be permitted to store any equipment, furniture, storage boxes or any other personal property whatsoever in any fire stairs of the Building. Tenant acknowledges that any alterations required to tie such security system into the fire safety system of the Building shall be performed by Landlord’s fire safety contractor, at Tenant’s expense; provided, that the rates charged by such fire safety contractor are competitive and commercially reasonable. Landlord makes no representation or warranty as to whether Tenant’s use of the stairwell area as contemplated hereunder is permitted under applicable Laws and/or insurance requirements. If at any time Tenant is not permitted to use the stairwell area pursuant to Laws or insurance requirements, then Landlord shall have no liability to Tenant therefor.
3.05    Landlord’s Contribution. (a) Landlord shall reimburse Tenant for the cost of Initial Tenant Work in an amount equal to the lesser of (i) the Work Allowance and (ii) the actual cost of Initial Tenant Work, upon the following terms and conditions:
(i)    The Work Allowance shall be payable to Tenant (or to Tenant’s general contractor or construction manager, as directed by Tenant) in installments as Initial Tenant Work progresses, but in no event more frequently than monthly. Installments of the Work Allowance shall be payable by Landlord within 30 days following Tenant’s satisfaction of each of the conditions required for disbursement set forth in this Section 3.05(a).
(ii)    Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by (1) paid or payable invoices for the Initial Tenant Work performed or incurred since the last disbursement of the Work Allowance; provided, that any invoice requesting a funding of the Restroom Allowance shall identify the work being paid for with such allowance as a separate line item on such invoice and provide separate documentation supporting the requested disbursement for such work, (2) a certificate signed by Tenant’s architect and an officer of Tenant certifying that the Initial Tenant Work and services represented by the aforesaid invoices have been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord and have not been the subject of a prior disbursement of the Work Allowance, and (3) lien waivers by architects, contractors, subcontractors and all materialmen for all such work and services. Landlord shall be permitted to retain from each disbursement an amount equal to 10% of the amount requested to be disbursed by

Tenant. The aggregate amount of the retainages shall be paid by Landlord to Tenant upon the completion of all Initial Tenant Work and upon receipt from Tenant of (A) a certificate signed by Tenant’s architect and an officer of Tenant certifying that all of the Initial Tenant Work has been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord, (B) all Building Department sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover, and (C) a general release from all contractors and subcontractors performing the Initial Tenant Work releasing Landlord and Tenant from all liability for any of the Initial Tenant Work; and
(iii)    Tenant is not then in default under this Lease.
(b)    “Initial Tenant Work” means the installation of fixtures, improvements and appurtenances attached to or built into the applicable portion of the Premises to prepare such Premises for Tenant’s initial use and occupancy, and shall not include movable partitions, business and trade fixtures, machinery, equipment, furniture, furnishings and other articles of personal property.
(c)    The right to receive reimbursement for the cost of Initial Tenant Work as set forth in this Section 3.05 shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity. Without in any way limiting the provisions of Section 6.12(b), Tenant shall indemnify and hold harmless each Indemnified Party from and against any and all liability, damages, claims, costs or expenses arising out of or relating to Landlord’s payment of any installment of the Work Allowance directly to Tenant’s general contractor or construction manager, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.
(d)    Notwithstanding anything to the contrary contained in this Section 3.05, in no event shall more than 20% of the Work Allowance be made available to Tenant for Tenant’s soft costs of construction (including, without limitation, filing and permit fees and expenses, architecture, engineering and other consulting fees and expenses and moving expenses).
(e)    If any portion of the Work Allowance paid in respect of the Initial Premises, the Additional Space or any Offer Space (for which the applicable Offer Space Inclusion Date occurs prior to the 2nd anniversary of the Commencement Date) remains unused as of the 2nd anniversary of the Commencement Date, Additional Space Inclusion Date or Offer Space Inclusion Date, as applicable, such remaining portion (i.e., any portion of the Work Allowance for which Tenant has not timely and properly submitted a request for disbursement as set forth in this Section 3.03 on or before such 2nd anniversary) shall be retained by and belong to Landlord.
(f)    Anything in this Lease to the contrary notwithstanding, Tenant shall have the right to requisition up to $1,777,387.50 of the Work Allowance payable with respect to the Additional Space prior to the Additional Space Inclusion Date to fund a portion of the cost of the Initial Tenant Work in the Initial Premises.

(g)    The Restroom Allowance shall be made available to Tenant exclusively for the design and construction of the base-Building restrooms in the Initial Premises and the Additional Space to be renovated by Tenant as part of the Initial Tenant Work therein.
ARTICLE 4
Leasehold Improvements; Tenant Covenants
4.01    Delivery of Premises. On the Commencement Date, Tenant shall accept the Initial Premises in its “as is” condition on such date. All initial improvements to the Premises shall constitute Alterations and shall be performed by Tenant at Tenant’s expense in accordance with Section 4.02.
4.02    Alterations. (a) Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval. Landlord shall not unreasonably withhold its approval to any Alteration that is not a Material Alteration. “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or that affects the exterior (including the appearance) of the Building or any portion thereof, (ii) is structural or affects the strength of the Building or any portion thereof, (iii) affects the usage or the proper functioning of any of the Building systems, (iv) has a cost greater than $500,000.00 on any single floor, (v) requires the consent of any Superior Mortgagee or Superior Lessor or (vi) requires a change to the Building’s certificate of occupancy. Landlord shall deliver to Tenant a Form ACP-5 with respect to the applicable portion of the Premises within 30 days after Landlord’s receipt of Tenant’s final plans and specifications for the Initial Tenant Work. Notwithstanding the foregoing, Landlord’s approval shall not be required for Alterations which (i) are not Material Alterations, (ii) are purely decorative in nature (such as wallpapering, painting and carpeting), (iii) do not require a building permit from the New York City Department of Buildings and (iv) do not cost in excess of $500,000.00 on any single floor (when taken together with all other Decorative Alterations performed on such floor in the same calendar year) (collectively, “Decorative Alterations”).
(b)    Tenant, in connection with any Alteration, shall comply with any rules and regulations as may be from time to time established by Landlord. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant’s plans and specifications therefor. In such instances in which Landlord’s approval shall be required with respect to the performance of any Alteration, Landlord shall, within 21 days following receipt of Tenant’s plans for the performance of such Alteration, advise Tenant of Landlord’s approval or disapproval of such plans or any part thereof. If Landlord shall fail to approve or disapprove Tenant’s plans or any part thereof within such 21 day period, Tenant may give to Landlord a notice of such failure stating that if Landlord fails within 5 Business Days after the giving of such notice to approve or disapprove such Tenant’s plans, Landlord shall be deemed to have approved such Tenant’s plans, and which notice must be headed by the legend, in bold, capital letters stating that “LANDLORD MUST RESPOND WITHIN 5 BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE”, and, if Landlord shall fail to approve or disapprove such Tenant’s plans within such 5 Business Day period, Landlord shall be deemed to have approved such plans. If Landlord shall disapprove such plans (or any part thereof), Landlord shall set forth its reasons for such disapproval in writing and in reasonable detail and identify those portions of the plans so disapproved. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise. If Tenant resubmits plans following a denial of Landlord’s consent, Landlord shall use commercially reasonable efforts to approve or disapprove any plans resubmitted by Tenant thereafter within 7 Business Days following receipt of such plans; provided, that such resubmitted plans address each of the reasons why Landlord previously denied its consent.
(c)    Tenant shall pay to Landlord upon demand Landlord’s reasonable costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Alterations.
(d)    Except for Alterations that are being funded by the Work Allowance or Restroom Allowance, before proceeding with any Alteration that will cost more than $500,000.00 on any single floor (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to 125% of the cost of the Alteration, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration and (z) all other submissions as may be, from time to time required by Landlord, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant’s failure properly to perform, complete and fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom.
(e)    Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and with the plans and specifications approved by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord. Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, that any Alterations in or to the systems of the Building shall be performed only by the contractor(s) designated by Landlord (Landlord shall, from time to time upon Tenant’s request made prior to Tenant’s commencement of each such Alteration, designate at least 3 contractors for each Building system except for the Class E system for which Landlord shall only designate one contractor and Landlord may designate only one approved filing agent/expediter to be used in connection with all Alterations). The performance of any Alteration or any other work in the Project shall not be carried out in a manner that would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance by any person of any work or service or any labor practice engaged in by Tenant if Landlord notifies Tenant that continuing same would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building, and Tenant shall not resume the performance of such work or service until such time as the same may be performed in a manner that shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference. Landlord hereby consents to and approves (1) Eurotech as Tenant’s carpenter for the Initial Tenant Work, (2) Campbell and Dawes as Tenant’s electrician for the Initial Tenant Work, (3) Uni Space Design Building as Tenant’s general contractor for the Initial Tenant Work, and (4) Henick Lane as Tenant’s HVAC contractor for the Initial Tenant Work.
(f)    Throughout the performance of Alterations, Tenant shall carry, or cause its contractor, architect, or engineer to carry, workers’ compensation insurance in statutory limits together with employer’s liability insurance, “all risk” Builders Risk coverage, commercial general liability insurance, with coverage for ongoing and products-completed operations by endorsement, for any occurrence in or about the Project, automobile liability, and umbrella/excess liability insurance in like form and limits in accordance with the terms and conditions required of Tenant under Section 7.02 hereof, and such other insurance coverage and limits as Landlord may otherwise require, which may include, without limitation, reasonable amounts of professional liability insurance with respect to architects and engineers, as well as contractor’s pollution liability with respect to contractors. Tenant shall also require any such contractor, architect, or engineer to satisfy the same additional coverage terms as required of Tenant under Section 7.02 with respect to naming Landlord and its managing agent, if any, and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant each as an additional insured by way of endorsement ISO CG 20 37 together with CG 20 10 or their equivalent, which shall be primary and any other insurance that may be available to Landlord and any such additional insured will be excess and non-contributory, waiving all rights of recovery and subrogation, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.
(g)    Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within 30 days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said 30 day period, Landlord may cancel or discharge the same and, upon Landlord’s demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within 30 days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration.
(h)    Tenant shall deliver to Landlord, within 30 days after the completion of an Alteration, “as-built” drawings thereof using the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later or such other system or medium as Landlord may accept. During the Term, Tenant shall keep records of Alterations costing in excess of $25,000.00 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.
(i)    All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.
(j)    Subject to Landlord’s approval of the plans therefor in accordance with this Section 4.02 and compliance by Tenant with all other applicable provisions of this Lease, Tenant shall be permitted (i) to install new K-13 spray acoustical treatment on the slab within the Premises, (ii) to paint the existing fireproofing in the Premises, (iii) to perform a reasonable amount of core drilling in the Premises and (iv) to install one internal staircase between each of the contiguous floors of the Premises.
(k)    If any noted violation of Laws, the compliance with which is the responsibility of Landlord in accordance with this Lease (“Landlord’s Violations”), shall delay (or prevent) Tenant from obtaining any governmental permits, consents, approvals or other documentation required by Tenant for (i) the performance of any Alteration or (ii) the lawful occupancy of any portion of the Premises upon completion of any Alteration therein, then, upon the giving of notice by Tenant to Landlord of such prevention or delay and of the applicable Landlord’s Violations Landlord shall promptly commence and thereafter diligently prosecute to completion the cure and removal of record of such Landlord’s Violations.
(i)    Tenant’s approved architect shall be permitted to self-certify the plans and specifications in respect of Alterations (including Initial Tenant Work), provided that (a) Tenant’s plans and specifications for such Alterations have been approved or deemed approved by Landlord in accordance with this Section 4.02 and (b) Tenant shall use Landlord’s designated expediter as Tenant’s expediter with respect to any Alt-1 Application required to be filed in connection with any such Alterations.
4.03    Landlord’s and Tenant’s Property. (a) All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Premises and shall not be removed by Tenant. All Fixtures shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord.
(b)    All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.
(c)    At or before the Expiration Date, or within 15 days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property that remain in the Premises after the Expiration Date, or more than 15 days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.
(d)    Landlord, by notice given to Tenant at any time prior to the Expiration Date or not later than 30 days after any earlier termination of this Lease, may require Tenant, notwithstanding Section 4.03(a), to remove all or any Fixtures that do not constitute a standard office installation, such as, by way of example only, kitchens, vaults, safes, raised flooring and stairwells (collectively, “Specialty Alterations”); provided, that Tenant shall have the right, at any time between the date that is 90 days prior to the Expiration Date and the date that is 60 days prior to the Expiration Date, to deliver notice to Landlord requesting that Landlord identify which Specialty Alterations Landlord will require Tenant to remove prior to the Expiration Date and, within 30 days of receipt of such notice, Landlord shall send notice to Tenant setting forth each of the Specialty Alterations which Tenant will be obligated to remove prior to the Expiration Date. If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within 15 days after the giving of such notice by Landlord, shall remove the same from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal.
4.04    Access and Changes to Building. (a) Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not deprive Tenant of access to the Premises and does not affect the first-class nature of the Project. Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises; provided, that no such installation or maintenance shall adversely affect the use or occupancy of the Premises or any of the systems or equipment serving the Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business. Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.
(b)    Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to name the Project or any portion thereof, and to change the name or address of the Project or any portion thereof, at any time and from time to time.
(c)    Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily or permanently darkened or obstructed by reason of any repairs, improvements, construction, maintenance and/or cleaning in or about the Building, or covered by any translucent material for the purpose of energy conservation, or if any part of the Project, other than the Premises, is temporarily or permanently closed or inoperable; provided, that, to the extent such condition is not required by Law, Landlord uses commercially reasonable efforts to minimize the adverse effect and duration of any of the foregoing.
(d)    Landlord and persons authorized by Landlord shall have the right, upon prior notice to Tenant (except in an emergency), to enter the Premises (together with any necessary materials and/or equipment), to inspect or perform such work as Landlord may reasonably deem necessary or to exhibit the Premises to prospective purchasers or, during the last 15 months of the Term, to prospective tenants, or for any other purpose as Landlord may deem necessary or desirable. Landlord shall have no liability to Tenant by reason of any such entry. Except as set forth in this Lease, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term.
4.05    Repairs. Tenant shall keep the Premises (including, without limitation, all Fixtures) in good condition and, upon expiration or earlier termination of the Term, shall surrender the same to Landlord in the same condition as when first occupied, reasonable wear and tear excepted. Tenant’s obligation shall include, without limitation, the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. To the extent Tenant is obligated pursuant to this Lease to perform maintenance, repair or replacement of any windows, the Building systems, the Building’s structural components or any areas outside the Premises, such obligation shall be performed by Landlord at Tenant’s expense. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Project.

4.06    Compliance with Laws.
(a)    Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Fire Underwriters and any other entity performing similar functions, at any time duly in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any changes to the structural components of the Building unless the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s manner of use of the Premises or the use by Tenant of the Premises for purposes other than normal and customary ordinary office purposes. Tenant shall procure and maintain all licenses and permits required for its business.
(b)    If any Hazardous Materials which were not brought or introduced into the Premises by Tenant or anyone claiming by, through or under Tenant are found in the Premises during the performance of the Initial Tenant Work and which are required by Laws in effect as of the Commencement Date to be removed or remediated, Landlord shall promptly remove such Hazardous Materials at Landlord’s sole cost and expense. The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable, explosive or radioactive materials; hazardous wastes; hazardous and toxic substances or related materials; asbestos or any material containing asbestos; or any other such substance or material; as defined by any federal, state or local law, ordinance, rule or regulation, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing.
(c)    Landlord, at Landlord’s expense (but subject to reimbursement by way of Operating Expenses to the extent includable therein), shall comply or cause compliance with all Laws affecting the public and common areas of the Building, the Building systems or the Premises or the use and occupancy thereof (except as expressly set forth in Section 4.06(a) above) subject to Landlord’s right to contest and defer compliance with such Laws pursuant to appropriate proceedings, provided that Landlord shall not have the right to defer such compliance if (i) such non-compliance or contest shall prevent Tenant from lawfully occupying the Premises or Building for the use permitted hereunder, (ii) noncompliance threatens the safety of persons or property, (iii) Tenant is unable to obtain a building permit for Alterations, or (iv) noncompliance would otherwise materially adversely affect Tenant’s use and enjoyment of the Premises for the ordinary conduct of its business.
4.07    Tenant Advertising. Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord’s consent (not to be unreasonably withheld or delayed).
4.08    Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within 10 days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien that Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond. “Interest Rate” means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist or shall cease to announce such rate, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus 2% and (ii) the maximum rate permitted by law.
ARTICLE 5
Assignment and Subletting
5.01    Assignment; Etc. (a) Subject to the further provisions of this Article 5, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord. The dissolution or direct or indirect transfer of control of Tenant (however accomplished including, by way of example, the addition of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease. No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void.
(b)    Notwithstanding Section 5.01(a), without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and the assignee (or a guarantor of the assignee pursuant to a guaranty in form reasonably satisfactory to Landlord) shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment or on the Effective Date, whichever is greater.
(c)    Notwithstanding Section 5.01(a), without the consent of Landlord, Tenant may assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such assignment or sublease from Tenant; and (ii) in the case of any such assignment, (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease. “Affiliate” means, as to any designated person or entity, any other person or entity that controls, is controlled by, or is under common control with, such designated person or entity. “Control” (and with correlative meaning, “controlled by” and “under common control with”) means ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question.
(d)    Notwithstanding Section 5.01(a), the direct or indirect transfer of shares or other equity interests in Tenant shall not constitute an assignment of this Lease and shall not require Landlord’s consent if accomplished through a recognized stock exchange or through the public “over-the-counter” securities market.
5.02    Landlord’s Right of First Offer. (a) If Tenant desires to assign this Lease or sublet all or part of the Premises (other than in accordance with Sections 5.01(b) or (c), Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant’s good faith offer of the fixed annual rent that Tenant desires to receive for such proposed subletting (assuming that a subtenant will pay for Taxes, Operating Expenses and electricity in the same manner, and utilizing the same base year or base amount, as Tenant pays for such amounts under this Lease) and (iii) the proposed assignment or sublease commencement date.
(b)    Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) sublease such space from Tenant (if the proposed transaction is a sublease of all or part of the Premises), (ii) have this Lease assigned to it or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises that, when aggregated with other subleases then in effect, covers all or substantially all of the Premises), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises). Said option may be exercised by Landlord by notice to Tenant within 30 days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord.

(c)    If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice and all Rent shall be paid and apportioned to such date.
(d)    If Landlord exercises its option under Section 5.02(b)(ii) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord, effective on the date that is the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment. If the Tenant’s Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).
(e)    If Landlord exercises its option under Section 5.02(b)(iii) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to such part of the Premises on the effective date of the proposed sublease; (ii) from and after such date the Fixed Rent and Additional Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises; (iii) if Tenant’s Offer Notice provided that the space covered by the proposed sublease would be separately demised, Tenant shall pay to Landlord, upon demand, the costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise, unless the applicable Tenant’s Offer Notice states that the proposed subtenant shall be responsible for the cost of such demising work in which case Tenant shall not be obligated to make such payment to Landlord; and (iv) Tenant’s Share shall be appropriately adjusted.
(f)    If Landlord exercises its option under Section 5.02(b)(i) to sublet the space Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Rent then payable pursuant to this Lease or (ii) the rental set forth in the applicable Tenant’s Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant’s Offer Notice, and:
(A)    shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 5.02(f);
(B)    shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 5.02(f);
(C)    shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease;
(D)    shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option (and, unless Tenant agrees otherwise, shall be removed in the case of a sublease for less than substantially all of the remaining Term), prior to or upon the expiration or other termination of such sublease; provided, that such assignee or subtenant, at its expense, shall repair any damage caused by such removal; and
(E)    shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise, unless the applicable Tenant’s Offer Notice states that the proposed subtenant shall be responsible for the cost of such demising work in which case such work shall be performed at Landlord’s cost, and (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition.
(g)    In the case of a proposed sublease, Tenant shall not sublet any space to a third party at a rental that is less (on a per rentable square foot basis) than the rental (on a per rentable square foot basis) specified in Tenant’s Offer Notice with respect to such space, without complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord at such lower rental. In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party for such assignment than the consideration offered to be paid or concession offered to be granted to Landlord in Tenant’s Offer Notice, or receives less consideration from such third party for such assignment than the consideration offered to be paid by Landlord in Tenant’s Offer Notice, in each case without complying once again with all of the provisions of this Section 5.02 and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord.
5.03    Assignment and Subletting Procedures. (a) If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of all or part of the Premises and Landlord does not timely exercise any of its options under Section 5.02, and Tenant thereafter desires to assign this Lease or sublet the space specified in Tenant’s Offer Notice, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements and (iv) such other information as Landlord may reasonably request and Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed; provided, that:
(i)    Such Transfer Notice shall be delivered to Landlord within 90 days after the delivery to Landlord of the applicable Tenant’s Offer Notice.
(ii)    No Event of Default is continuing.
(iii)    In Landlord’s reasonable judgment the proposed assignee or subtenant will use the Premises in a manner that (A) is in keeping with the then standards of the Building, (B) is limited to the use expressly permitted under this Lease, and (C) will not violate any negative covenant as to use contained in any other Lease of space in the Building.
(iv)    The proposed assignee or subtenant is, in Landlord’s reasonable judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved.
(v)    Neither the proposed assignee or sublessee, nor any Affiliate of such assignee or sublessee, is then an occupant of any part of the Building.
(vi)    The proposed assignee or sublessee is not a person with whom Landlord is then negotiating or has within the prior 6 months exchanged written proposals to lease space in the Building.
(vii)    The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5.
(viii)    There shall not be more than 2 subtenants per floor of the Premises.
(ix)    Tenant shall reimburse Landlord on demand for any reasonable costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent.
(b)    If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within 90 days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises.

5.04    General Provisions. (a) If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, during the continuance of an Event of Default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.
(b)    No assignment or transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03, and (ii) an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this Lease.
(c)    Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.
(d)    Each subletting by Tenant shall be subject to the following:
(i)    No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.
(ii)    No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.
(iii)    Each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e)    Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.
(f)    Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof.
(g)    Neither Tenant nor any direct or indirect subtenant of Tenant shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for a rental or payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, occupied or utilized, or which would require the payment of any consideration which would not fall within the definitions of “rents from real property” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”).
5.05    Assignment and Sublease Profits. (a) If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes, Operating Expenses and electricity by a subtenant under a sublease of any part of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Rent, 50% of such excess. Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent, Tax Payments and Operating Payments that is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of the sublet space for the subtenant amortized on a straight-line basis over the term of the sublease, plus (iv) the amount of any reasonable brokerage commissions and reasonable legal fees paid by Tenant in connection with the sublease amortized on a straight-line basis over the term of the sublease. “Other Sublease Considerations” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

(b)    Upon any assignment of this Lease, Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom customary and reasonable closing expenses (including, any reasonable brokerage commissions paid by Tenant). “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns).
ARTICLE 6
Subordination; Default; Indemnity
6.01    Subordination. (a) This Lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”) that may now or hereafter affect all or any portion of the Project or any interest therein. The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”. Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor; provided, that such amendment shall not result in a material increase in Tenant’s obligations, or a material reduction in the benefits available to Tenant, under this Lease. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (ii) liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent that Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b)    Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease.
(c)    Landlord shall request for Tenant from any future Superior Lessor or future Superior Mortgagee, a non-disturbance and attornment agreement in such Superior Lessor’s and Superior Mortgagee’s (as applicable) standard form (an “SNDA”). If Landlord is unable in good faith to obtain an SNDA by making any such a request, Landlord shall have no liability to Tenant, it being intended that Landlord’s sole obligation shall be to request that the holder of each Superior Mortgage and Superior Lease enter into such SNDA and, in no event shall Landlord be required to expend any sums in its effort to obtain such SNDA. In no event shall Landlord be required to commence any litigation in order to obtain an SNDA, nor shall Landlord be required to take any step that may, in Landlord’s judgment, have an adverse effect on its relationship with the holder of such Superior Mortgage or Superior Lease.
(d)    Landlord represents to Tenant that, as of the Effective Date, there is no Superior Lease or Superior Mortgage affecting the Project.
6.02    Estoppel Certificate. (a) Within 15 Business Days following request from Landlord, any Superior Mortgagee or any Superior Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (i) stating, to the extent then determinable, the Commencement Date, the First Rent Commencement Date, the Second Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tax Payment and Operating Payment then payable, (iii) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Tenant asserts that Landlord is in default, setting forth the specific nature of any such defaults, (iv) stating whether Landlord has failed to complete any work required to be performed by Landlord under this Lease, (v) stating whether there are any sums payable to Tenant by Landlord under this Lease, (vi) stating the amount of the security deposit, if any, under this Lease, (vii) stating whether there are any subleases affecting the Premises, (viii) stating the address of Tenant to which all notices and communications under this Lease shall be sent, and (ix) responding to any other matters reasonably requested by Landlord, such Superior Mortgagee or such Superior Lessor. Tenant acknowledges that any statement delivered pursuant to this Section

6.02(a) may be relied upon by any purchaser or owner of the Project or the Building, or all or any portion of Landlord’s interest in the Project or the Building or under any Superior Lease, or by any Superior Mortgagee or assignee thereof, or by any Superior Lessor or assignee thereof.
(b)    Within 10 Business Days following request from Tenant (but in no event more than once in any twelve month period), Landlord shall deliver to Tenant a statement executed and acknowledged by Landlord, in form reasonably satisfactory to Tenant, (i) stating, to the extent then determinable, the Commencement Date, the First Rent Commencement Date, the Second Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tax Payment and Operating Payment then payable and (iii) stating whether or not, to Landlord’s knowledge, Tenant is in default under this Lease, and, if Landlord asserts that Tenant is in default, setting forth in reasonable specificity the nature of any such defaults.
6.03    Default. This Lease and the term and estate hereby granted are subject to the limitation (each, an “Event of Default”) that:
(a)    if Tenant defaults in the payment of any Rent, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default, or
(b)    if Tenant defaults in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Sections 6.03(a), (c), (d), (e) or (f)), and if such default continues and is not cured within 30 days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default that for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 30 days, if Tenant shall not immediately upon the receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same, or
(c)    except as expressly permitted by Article 5, if there shall be any direct or indirect assignment (including, without limitation, any direct or indirect transfer of the interests in Tenant which is deemed to constitute an assignment hereunder), subletting or other transfer of this Lease or the term and estate granted hereby or of the right to occupy all or any portion of the Premises, whether voluntary, involuntary, by operation of law or otherwise, or
(d)    if Tenant shall abandon the Premises (and the fact that any of Tenant’s Property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises), or
(e)    if Tenant or any Affiliate of Tenant defaults under any other lease with Landlord or any Affiliate of Landlord, which default shall continue beyond any applicable grace period provided under such other lease, or
(f)    if Tenant fails to deliver to Landlord any Letter of Credit within the time period required under Section 2.07,

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of 3 days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such 3 days with the same effect as if the last of such 3 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.
6.04    Re-entry by Landlord. If this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action at law or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).
6.05    Damages. If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:
(a)    a sum that, at the time of such termination, represents the then value of the excess, if any, of (1) the aggregate of the Rent that, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Rent that would have been payable by Tenant under Sections 2.02 and 2.03 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or
(b)    sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord on account of any period that is the subject of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting, and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.
Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.
6.06    Other Remedies. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.
6.07    Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.
6.08    Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this Lease.
6.09    No Waiver. Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.
6.10    Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this Lease, the parties agree that it is difficult, if not impossible, to ascertain the lost rent that the Landlord will suffer as a result of Tenant’s holdover. As a result, Landlord and Tenant have mutually agreed to the following liquidated damages as a reasonable pre-estimate of the probable amount of damages for lost rent and not as a penalty: Tenant shall pay as holdover rental for each month of the holdover tenancy an amount equal to the Applicable Percentage of the greater of (a) the fair market rental value of the Premises for such month (as reasonably determined by Landlord) and (b) the Rent that Tenant was obligated to pay for the month immediately preceding the end of the Term. In addition, with respect to Landlord’s damages other than lost rent, Tenant shall be liable to Landlord for and indemnify and hold Landlord harmless against (i) any payment or rent concession that Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term. Notwithstanding the foregoing, the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding. “Applicable Percentage” means (i) 125% for the first 30 days of such holdover, (ii) 150% for the next 60 days of such holdover and (iii) 200% thereafter.
6.11    Attorneys’ Fees. (a) Subject to Section 6.11(b), if Landlord places the enforcement of this Lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, reimburse Landlord for Landlord’s reasonable attorneys’ fees and disbursements and court costs actually incurred.
(b)    The prevailing party in any action or proceeding between Tenant and Landlord shall be reimbursed by the losing party, within 30 days after demand, for its reasonable, out-of-pocket attorneys’ fees and disbursements and court costs.
6.12    Nonliability and Indemnification. (a) Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss (including, without limitation fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part the Building or from the pipes, appliances, equipment or plumbing works or from the roof or from any other place), nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.
(b)    Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective partners, members, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective partners, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises (or outside the Premises if arising from or in connection with Tenant’s installations in, or use of, areas outside the Premises), (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)); together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).
6.13    Consequential Damages Notwithstanding anything in this Lease to the contrary, and except as set forth in Section 6.10 above, in no event shall Landlord or Tenant be liable for special, punitive, or consequential damages in matters arising under this Lease or otherwise with respect to the Premises or the Project.
ARTICLE 7
Insurance; Casualty; Condemnation
7.01    Compliance with Insurance Standards. (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, that would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or that would increase any insurance rate in respect of the Project over the rate that would otherwise then be in effect or that would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or that would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project.
(b)    If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by any body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.
7.02    Tenant’s Insurance. (a) Tenant, at Tenant’s expense, shall maintain at all times during the Term:
(i)    property insurance written on an ISO CP 10 30-Cause of Loss-Special Form, commonly referred to as the “all risk” policy form, or equivalent, including, without limitation, coverage against sprinkler leakage and other damage due to water, insuring all present and future Tenant’s Property and Fixtures and any other personal property leased by or in the care, custody and control of Tenant and located in the Premises in an amount of not less than the full replacement cost thereof, with an agreed amount endorsement (waiving applicable co-insurance clause);
(ii)    business interruption insurance covering any loss due to the occurrence of any of the hazards insured against by Tenant in Section 7.02(a)(i), in an amount sufficient to cover Tenant’s monetary obligations under this Lease for a period of at least twelve months;
(iii)    commercial general liability insurance written on an ISO CG 00 01 occurrence policy form or equivalent, including a Separation of Insureds clause and coverage for contractual liability, covering Tenant’s contractual obligations under this Lease as an “insured contract”, personal injury liability, host liquor liability, premises-operations and hazards thereto, as well as liability arising out of this Lease, in respect of the Premises and the conduct or operation of business therein, with Landlord and Landlord’s managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, each as an additional insured (including for ongoing and products-completed operations coverage), which shall be primary, and any other insurance that may be available to Landlord and any such additional insured will be excess and non-contributory, in amounts of not less than $1,000,000 per occurrence and $2,000,000 general aggregate (applying per location) for bodily injury (including death) and property damage liability, $1,000,000 personal and advertising injury, and $2,000,000 products-completed operations (for which coverage shall be maintained continuously for a minimum period equal to three years after the completion of Tenant’s operations under this Lease);

(iv)    workers’ compensation in statutory limits together with employer’s liability insurance in amounts of not less than $1,000,000 each accident, $1,000,000 disease policy limit, and $1,000,000 disease each employee;
(v)    business automobile liability insurance covering liability arising from any auto (including, owned, non-owned, and hired auto, provided that such non-owned and hired auto liability may be satisfied by endorsement to the commercial general liability policy) in an amount of not less than $1,000,000 combined single limit per accident for bodily injury and property damage, which names Landlord and Landlord’s managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, each as an additional insured, which shall be primary, and any other insurance that may be available to Landlord and any such additional insured will be excess and non-contributory;
(vi)    liquor liability insurance, if Tenant sells or dispenses alcoholic beverages, in amounts of not less than $5,000,000 per occurrence and $5,000,000 annual aggregate, which names Landlord and Landlord’s managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, each as an additional insured, which shall be primary, and any other insurance that may be available to Landlord and any such additional insured will be excess and non-contributory;
(vii)    umbrella/excess liability insurance on a follow form basis in amounts of not less than $10,000,000 per occurrence and $10,000,000 annual aggregate (applying per location) in excess of commercial general liability, employer’s liability, and automobile liability, as well as liquor liability (if applicable) insurance policies, concurrent to, and not more restrictive than such underlying insurance policies, which names Landlord and Landlord’s managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, each as an additional insured. Such umbrella/excess liability policy must be endorsed to provide that it is primary to, and non-contributory with, any other insurance on which Landlord and any such additional insured are an insured, whether such other insurance is primary, excess, self-insurance, or insurance on any other basis, which must cause the umbrella/excess coverage to be vertically exhausted, whereby such coverage is not subject to any "Other Insurance" provision under Tenant’s umbrella/excess liability policy. The limits of liability may be satisfied by a combination of primary and excess liability insurance;
(viii)    boiler and machinery, if there is a boiler, supplemental air conditioning unit or pressure object or similar equipment in the Premises, with Landlord and Landlord’s managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as loss payees as their interests may appear, with limits of not less than the full replacement cost thereof, with an agreed amount endorsement; and
(ix)    when Alterations are in process, the insurance specified in Section 4.02(f) above.

(b)    The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, certificates of insurance as evidence of such policies required herein, in form reasonably satisfactory to Landlord and issued by the insurance company or its authorized agent. Tenant shall provide copies of policies to Landlord upon request. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. In no event will any acceptance of certificates of insurance by Landlord, or failure of Tenant to provide certificates of insurance as required hereunder, be construed as a waiver or limitation of Tenant’s obligations to maintain insurance coverage pursuant to this Section 7.02. Tenant shall endorse all such liability policies to waive rights of subrogation against Landlord and Landlord’s managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant. All such policies shall be issued by companies of recognized responsibility licensed to do business in the State of New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/VIII or better or the then equivalent of such rating. In addition, all such policies shall not be canceled, allowed to lapse, or modified unless Landlord and any additional insured are given at least 30 days prior written notice of such cancellation, lapse, or modification, which shall be afforded by endorsement extending such notice of cancellation rights to Landlord and any additional insureds. The deductible or self-insured retention amount required under any insurance policy maintained by Tenant shall be the sole responsibility of Tenant and shall not exceed $100,000, unless otherwise approved by Landlord in writing. The proceeds of policies providing “all risk” property insurance of Tenant’s Property and Fixtures shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance moneys. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof adequately protects Landlord’s interest.
7.03    Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property and Fixtures in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. Each party hereby releases the other party with respect to any claim (including a claim for negligence) that it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

7.04    Condemnation. (a) If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Fixed Rent and Additional Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 20% thereof) that the untaken part of the Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Fixed Rent and Additional Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises that does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Fixed Rent (but not, for the avoidance of doubt, Supplemental Rent) and Additional Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.
(b)    In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and do not reduce the amount available to Landlord or materially delay the payment thereof.
(c)    If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking that represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion that represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award that represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.
(d)    In the event of any taking that does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises that constitute Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes that Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises that constitute Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes that shall be deemed Alterations.
(e)    All references in this Section 7.04 to the “Building” shall be construed to mean only the south tower of the Project.
7.05    Casualty. (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (excluding all Fixtures and Tenant’s Property) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Section 4.02 all Fixtures and Tenant’s Property with reasonable dispatch after the Casualty.
(b)    If all or part of the Premises shall be rendered Untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.01(a) and 2.02 shall be abated in the proportion that the Untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is made tenantable (provided, that if the Premises would have been tenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration, then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease) or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises for the ordinary conduct of business (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord’s determination of the date the Premises is tenantable shall be controlling unless Tenant disputes same by notice to Landlord within 20 days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies that may be available against Tenant, there shall be no abatement of Rent. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty. “Untenantable” means that Tenant shall be unable to use, and shall not be using, the Premises or the applicable portion thereof for the conduct of Tenant’s business in the manner in which such business is ordinarily conducted in such portion of the Premises.
(c)    If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that Landlord’s repair or restoration shall require more than 270 days or the expenditure of more than 20% of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than 30% of the Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty.
(d)    Supplementing the foregoing provisions of this Section 7.05, within 60 days after Landlord has actual knowledge of any Casualty, Landlord shall deliver to Tenant an estimate prepared by a reputable contractor selected by Landlord reasonably acceptable to Tenant setting forth such contractor’s estimate as to the time reasonably required to repair such damage in order to make the Premises (or such portion thereof) no longer Untenantable. If the period set forth in any such estimate exceeds 365 days from the date of such Casualty or if such casualty occurs during the last year of the Term, Tenant may terminate this Lease by notice to Landlord given not later than 30 days following Tenant’s receipt of such estimate. If Tenant shall exercise such election, the Term of this Lease shall terminate on the 30th day after notice of such election shall be given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the terms of this Lease.
(e)    Upon any termination of this Lease under this Section 7.05, Tenant’s liability for Fixed Rent and Additional Rent hereunder shall cease as of the date of such termination, and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall promptly be refunded by Landlord to Tenant.
(f)    Landlord shall not carry any insurance on any Tenant’s Property or Fixtures and shall not be obligated to repair or replace Tenant’s Property or Fixtures. Tenant shall look solely to Tenant’s insurance for recovery of any damage to or loss of Tenant’s Property or Fixtures. Tenant shall notify Landlord promptly of any Casualty in the Premises.
(g)    This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application. All references in this Section 7.05 to the “Building” shall be construed to mean only the south tower of the Project.

ARTICLE 8
Miscellaneous Provisions
8.01    Notice. All notices, demands, consents, approvals, advices, waivers or other communications that may or are required to be given by either party to the other under this Lease (each, “Notice”) shall be in writing and shall be delivered by (a) personal delivery, (b) the United States mail, certified or registered, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier, in each case addressed as follows:
If to Landlord:
New Water Street Corp.
55 Water Street
New York, New York 10041
Attention: Mr. Daniel Palino
with a copy to:
Retirement Systems of Alabama
201 South Union Street
Montgomery, Alabama 36104
Attention: General Counsel
If to Tenant:
Prior to the date Tenant first occupies the Premises for the conduct of business, to:
Justworks, Inc.
601 West 26th Street, Suite 400
New York, New York 10001
Attention: Mike Trinidad, Senior Manager Workplace
From and after the date Tenant first occupies the Premises for the conduct of business, to the same persons at the Premises:
and, in either case, with a copy to:
Axelrod, Fingerhut & Dennis
260 Madison Avenue, 15th Floor
New York, New York 10016
Attention: Osman Dennis, Esq.
or to such other place as the party to be notified may from time to time designate by at least 5 days’ notice to the notifying party. Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.
8.02    Building Rules. Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in Exhibit C, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein. Landlord shall not be obligated to enforce the rules of the Building against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building; provided, that Landlord shall not enforce the rules of the Building in a manner that discriminates against Tenant. If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.
8.03    Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
8.04    Certain Definitions. (a) “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.
(b)    “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner of any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.
(c)    “Unavoidable Delay” means Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord (including, without limitation, Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations, or Landlord’s inability to supply or delay in supplying any equipment or fixtures), if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including, without limitation, Laws, other governmental actions, shortages or unavailability of labor, fuel, steam, water, electricity or materials, Tenant Delay, delays caused by other tenants or other occupants of the Building, acts of God, enemy or terrorist action, civil commotion, fire or other casualty.

(d)    “Tenant Delay” means any delay that Landlord may encounter in the performance of Landlord’s obligations under this Lease by reason of any act or omission of any nature of Tenant, its agents or contractors, including, without limitation, delays due to changes in or additions to Landlord’s Work requested by Tenant, delays by Tenant in submission of information or giving authorizations or approvals or delays due to the postponement of any Landlord’s Work at the request of Tenant. Tenant shall pay to Landlord any costs or expenses incurred by Landlord by reason of any Tenant Delay.
(e)    Whenever any provision of this Lease refers to a specified amount “Subject to CPI Increases”, such amount shall be adjusted as of each anniversary of the Effective Date. Each such adjustment shall be made by multiplying the applicable amount by the greater of (a) 1.0, or (b) a fraction, the numerator of which shall be the CPI as most recently published prior to the date of such adjustment and the denominator of which shall be the CPI for the month in which the Effective Date occurs. The term “CPI” shall mean Consumer Price Index for All Urban Consumers, New York-Northern New Jersey-Long Island, NY-NJ-CT-PA, 1982-84=100, or any successor to such index, appropriately adjusted, or if no such index or successor index shall be published, such similar index, appropriately adjusted, as shall reasonably be designated by Landlord.
8.05    Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Rent to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this Lease.
8.06    Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.
8.07    Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.
8.08    Survival. All obligations and liabilities of Landlord or Tenant to the other that accrued before the expiration or other termination of this Lease and all such obligations and liabilities that by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments, Operating Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

8.09    Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent (unless there is an affirmative finding by a court of competent jurisdiction that Landlord withheld such consent in bad faith), it being intended that (unless Landlord shall have so been determined to have acted in bad faith) Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.
8.10    No Offer. The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.
8.11    Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.
8.12    Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.
8.13    Brokers. Each party represents to the other that such party has dealt with no broker other than the Brokers in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than the Brokers who alleges that it has dealt with the indemnifying party in connection with this Lease or the Building. Landlord shall enter into a separate agreement with the Brokers that provides that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to the Brokers a commission to be agreed upon between Landlord and the Brokers, subject to, and in accordance with, the terms and conditions of such agreement.
8.14    Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.
8.15    Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant,

its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.
8.16    Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.
8.17    No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments that may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.
8.18    Condominium. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) that are or shall be recorded in order to convert the Land and the improvements erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, provided the Declaration does not include other terms that increase Tenant’s obligations (in any material respect) or decrease Tenant’s rights (in any material respect). If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Tenant’s Share and appropriate reductions in the Operating Expenses for the Base Operating Year and the Base Tax Amount; provided, that, such amendment shall not reduce Tenant’s rights or increase Tenant’s obligations under this Lease (in either case in any material respect) or increase Tenant’s monetary obligations under the Lease.
8.19    Embargoed Person. Each of the parties represents that as of the Effective Date, and each of the parties covenants that throughout the term of this Lease: (a) such party is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of such party are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in such party, with the result that the investment in such party (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law and (d) none of the funds of such party are, or shall be derived from, any activity with the result that the investment in such party (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law. “Embargoed Person” means a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. If any representation made by either party pursuant to this Section 8.19 shall become untrue, such party shall within 10 days give written notice thereof to the other party, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.
8.20    REIT. Tenant acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code or as entities described in Section 511(a)(2) of the Code, and that avoiding (i) the loss of such status, (ii) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts) or that constitutes “unrelated business taxable income” (in the case of entities described in Section 511(a)(2) of the Code), and (iii) the imposition of penalty or similar taxes (each, an “Adverse Event”) is of material concern to Landlord and such beneficial owners and Tenant’s agreement herein contained regarding the avoidance of an Adverse Event is a material inducement to Landlord entering into this Lease. If this Lease or any provision thereof could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant shall cooperate with Landlord in amending or modifying this Lease and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 8.20 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section 8.20, Landlord may waive the receipt of any amount payable to Landlord under this Lease, and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.
8.21    Counterparts. This Lease may be executed in counterparts each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Facsimile and/or electronic signatures may be relied upon as if the same were original signatures.
8.22    Signage.
(a)    Tenant, at Tenant’s expense, may install and maintain signage identifying Tenant in the elevator lobby of each floor of the Premises on which Tenant leases the full floor; provided, that Landlord shall have reasonable approval over the composition, size, aesthetics and content of such signage (and any material modifications thereto or replacements thereof).

(b)    Subject to the provisions of Section 8.22(f), Tenant shall have the right, from and after the Commencement Date (but subject to applicable Laws), to place one sign identifying one name of Tenant (e.g., Justworks) at the location in the lobby of the Building depicted on Exhibit J-1 (the “Tenant Lobby Signage”). The Tenant Lobby Signage shall comply with the Building signage criteria established by Landlord and delivered to Tenant from time to time (the “Signage Criteria”) and otherwise be subject to Landlord’s approval (including, without limitation, as to size, content, design, color and materials). Tenant, at Tenant’s expense, shall be responsible for supplying the Tenant Lobby Signage.
(c)    Subject to the provisions of Section 8.22(f), Tenant shall have the non-exclusive right, from and after the Commencement Date (but subject to applicable Laws), to have a reasonable (as determined by Landlord) allocation of time to display Tenant’s logo and other content (the “Tenant Screen Displays”) on the digital screens above the main lobby desk (which allocation shall be no less than 5% of the time during which such screens are operational on an hourly basis) and on the screens in the passenger elevators serving the Premises (which allocations of the elevator screens shall be no less than 25% of the time during which such screens are operational on an hourly basis). The Tenant Screen Displays shall be subject to Landlord’s approval (including, without limitation, as to size, content, design and color) and Tenant shall submit Tenant’s proposed Tenant Screen Displays to Landlord for review and approval in the format and otherwise in compliance with the specifications set forth on Exhibit J-2 (the “Screen Display Specifications”). Landlord shall have no obligation to review any Tenant Screen Displays submitted to Landlord for approval which do not comply with the Screen Display Specifications. Tenant, at Tenant’s expense, shall be responsible for preparing and supplying the Tenant Screen Displays. If Landlord approves Tenant’s proposed Tenant Screen Displays, Landlord shall change the Tenant Screen Displays within 5 Business Days following the date Landlord approves such Tenant Screen Displays. Tenant shall have the right to change the Tenant Screen Displays 1 time per calendar month. Landlord shall have no liability to Tenant if at any time any of the screens which display the Tenant Screen Displays are not operational.
(d)    Subject to the provisions of Section 8.22(f), Tenant shall have the right, from and after the Commencement Date (but only if and to the extent permitted by applicable Laws), to place one sign identifying one name of Tenant (e.g., Justworks) on the easterly side of the Building in approximately the location depicted on Exhibit J-3 (the “Tenant Exterior Signage” and, together with the Tenant Lobby Signage and Tenant Screen Displays, collectively, the “Tenant Signage”). The size of the Tenant Exterior Signage shall be less than the maximum dimensions set forth on Exhibit J-3. The Tenant Exterior Signage shall also comply with the Signage Criteria and otherwise be subject to Landlord’s approval (including, without limitation, as to size, content, design, color and materials). Tenant, at Tenant’s expense, shall be responsible for supplying the Tenant Exterior Signage.
(e)    Landlord, at Tenant’s expense, shall install, repair and maintain the Tenant Lobby Signage and the Tenant Exterior Signage. Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the installation, repair and maintenance of the Tenant Lobby Signage and the Tenant Exterior Signage within 30 days of receipt of an invoice therefor.

(f)    Anything contained herein to the contrary notwithstanding, the provisions of Sections 8.22(b), (c) and (d) with respect to the Tenant Signage shall be null and void and of no further force or effect and Landlord shall have the right at any time to remove the Tenant Signage, at Tenant’s expense, (i) if a Justworks Tenant is no longer the Tenant under this Lease, (ii) if the Initial Premises and the Additional Space or any portion of either are no longer included in the Premises, (iii) if Tenant is in occupancy of less than the entire Premises, or (iv) upon the occurrence or during the continuance of any Event of Default. Tenant may not grant the right to any Tenant Signage to any subtenant or other occupant of the Premises.
(g)    If Landlord shall deem it necessary (in the exercise of reasonable and prudent business judgment) to remove any Tenant Signage or other signage installed by Tenant in order to paint or to make repairs, alterations or improvements, Landlord shall have the right to do so at Landlord’s expense, and shall reinstall such sign when the work performed by Landlord is completed. On the expiration or sooner termination of the Term, Tenant shall (i) promptly remove the Tenant Signage and any other signage installed by Tenant and (ii) promptly repair in a good and workmanlike manner in conformity with Laws and all applicable provisions of the Lease, all damage to the Building caused by such removal, or at Tenant’s request, Landlord shall do so at Tenant’s expense.
8.23    Dogs. Subject to the provisions of this Section 8.23, Tenant’s employees shall have the right to bring to the Building fully domesticated, fully vaccinated, dogs (“Permitted Dogs”), and to keep Permitted Dogs in the Premises during those times in which such employees are present in the Premises. At no time shall there be more than 20 Permitted Dogs (the “Dog Cap”) in the Premises at any one time; provided, that, the Dog Cap shall be proportionately increased or decreased if space is added to, or removed from, the Premises initially demised under this Lease (inclusive of the Additional Space). The Permitted Dogs, accompanied by their owners, shall be transported to and from the Premises through the Building’s freight elevator, which shall be free of charge during Business Hours on Business Days. Permitted Dogs shall not be left unattended at any time. Tenant shall be responsible for any damage and/or costs incurred as a result of Permitted Dogs’ presence in or about any portion of the Project. Without limiting the generality of the foregoing, Tenant shall promptly repair any damage caused by Permitted Dogs in or about the Project, and Tenant’s indemnity in Section 6.12(b) shall apply to any claims, losses, damages, actions, causes of action, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with the rights granted to Tenant under this Section 8.23. Tenant’s rights under this Section 8.23 are subject to, and Tenant shall comply with, all applicable Laws associated with or governing the presence of dogs at or within the Building, the rules and regulations set forth on Exhibit I annexed hereto and such other rules and regulations as may be adopted by Landlord from time to time. The rights granted herein with respect to Permitted Dogs shall not apply or be transferable to any other animal. Tenant shall not permit to be brought to the Building any Permitted Dog that is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (including, without limitation, rabies, leptospirosis, flea infestation and Lyme disease). Tenant shall only be entitled to the rights set forth in this Section 8.23 for so long as Tenant is a Justworks Tenant.
8.24    Parking. Landlord, at no cost to Landlord, shall use commercially reasonable efforts to coordinate with the third-party operator of the parking garage (the “Garage

Operator”) in the Building (the “Garage”) so that Tenant, at Tenant’s cost, may rent up to 1 parking space in the Garage per full floor which is then a part of the Premises (the “Parking Spaces”). Tenant shall contract with the Garage Operator to rent the Parking Spaces and shall pay the Garage Operator the market rates established by Garage Operator for such Parking Spaces. Landlord, as landlord under the Lease, shall not be liable for any injury to person or property, or for loss or damage to any automobile parked in the Garage or its contents, resulting from theft, collision, vandalism or any other cause whatsoever and shall have no liability to Tenant if at any time during the Term the Parking Spaces are not available.
ARTICLE 9
Renewal Right
9.01.    Renewal Right.  (a) Provided that on the date Tenant exercises the Renewal Option and at the commencement of the Renewal Term (i) this Lease shall not have been terminated, (ii) no Event of Default is continuing and (iii) Tenant shall occupy at least 85% of the Renewal Premises, Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease for an additional 5 year period (the “Renewal Term”), to commence at the expiration of the initial Term.
(b)    The Renewal Option shall be exercised with respect to either (i) the entire Premises or (ii) a contiguous block of full floors which includes at least 2 full floors starting with, at Tenant’s option, either the lowest floor or the highest floor of the largest contiguous block of full floors then constituting the Premises (the space as to which Tenant exercises a Renewal Option is called the “Renewal Premises”) and shall be exercisable by Tenant giving notice to Landlord (the “Renewal Notice”) at least 15 months before the last day of the initial Term. Tenant shall specify in the Renewal Notice the space to be included in the Renewal Premises (failing which the Renewal Premises shall be deemed to be the entire then Premises). Time is of the essence with respect to the giving of the Renewal Notice.
9.02.    Renewal Rent and Other Terms. (a) The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Fixed Rent shall be as determined pursuant to the further provisions of this Section 9.02; (ii) Tenant shall accept the Renewal Premises in its “as is” condition at the commencement of the Renewal Term, and Landlord shall not be required to perform any work, to pay the Work Allowance or any other amount or to render any services to make the Renewal Premises ready for Tenant’s use and occupancy or to provide any abatement of Fixed Rent or Additional Rent, in each case with respect to the Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; (iv) the Base Tax Amount shall be the Taxes for the Tax Year ending immediately before the commencement of the Renewal Term and the Base Operating Year shall be the Operating Year ending immediately before the commencement of the Renewal Term; (v) all references in this Lease to the “Premises” shall be deemed to refer to the Renewal Premises; (vi) if the Renewal Premises consists of less than all of the then Premises, Tenant’s Share shall be proportionately reduced; (vii) if the Renewal Premises consists of less than all of the then Premises, then any space as to which this Lease is not being renewed shall be delivered to Landlord one day before the first day of the applicable Renewal Term vacant and free of any lien or encumbrance and otherwise in the condition required pursuant to this Lease as if such date were the expiration date of this Lease and (viii) all references in this Lease to the Expiration Date shall be deemed to mean the last day of the applicable Renewal Term.
(b)    The annual Fixed Rent for the Renewal Premises for the Renewal Term shall be Fair Market Rent. “Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Renewal Premises during the Renewal Term, each party acting prudently and under no compulsion to lease, and taking into account all relevant factors.
(c)    If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the “Rent Notice”) at least 120 days before the last day of the initial Term of Landlord’s determination of the Fair Market Rent (“Landlord’s Initial Determination”). Tenant shall notify Landlord (“Tenant’s Notice”), within 30 days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Initial Determination, and if Tenant disputes Landlord’s Initial Determination, Tenant’s Notice shall set forth Tenant’s determination of the Fair Market Rent (“Tenant’s Initial Determination”). If Tenant fails to give Tenant’s Notice within such 30 day period, or if Tenant gives Tenant’s Notice within such 30 day period but fails to set forth therein Tenant’s Initial Determination, then Tenant shall be deemed to have accepted Landlord’s Initial Determination.
(d)    (i)    If Tenant timely disputes Landlord’s Initial Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within 30 days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined by arbitration in the City of New York, as set forth in this Section 9.02(d). Tenant shall initiate the arbitration process by giving notice to that effect to Landlord within 30 days after the giving of Tenant’s Notice, which notice shall include the name and address of Tenant’s designated arbitrator. If Tenant fails to give such notice within such 30 day period, then Tenant shall be deemed to have accepted Landlord’s Initial Determination. Within 30 days after the designation of Tenant’s arbitrator, Landlord shall give notice to Tenant of the name and address of Landlord’s designated arbitrator. If Landlord shall fail timely to appoint an arbitrator, then Tenant may request the AAA to appoint an arbitrator on Landlord’s behalf. Such two arbitrators shall have 30 days to appoint a third arbitrator who shall be impartial. If such arbitrators fail to do so, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within 30 days after such request and both parties shall be bound by any appointment so made within such 30 day period. If no such third arbitrator shall have been appointed within such 30 day period, either Landlord or Tenant may apply to the Supreme Court, New York County to make such appointment. The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute.
(ii)    Within 7 days after the appointment of the third arbitrator, the three arbitrators will meet (the “Initial Meeting”) and set a hearing date for the arbitration. The hearing shall not exceed two days and shall be scheduled to be held within 60 days after the meeting of the three arbitrators. At the Initial Meeting, Landlord and Tenant may each submit a revised Fair Market Rent determination (each, a “Final Determination”); provided, that Landlord’s Final Determination may not be greater than Landlord’s Initial Determination, and Tenant’s Final Determination may not be lower than Tenant’s Initial Determination. If either party shall fail so to submit a Final Determination, then Landlord’s Initial Determination or Tenant’s Initial Determination, as applicable, shall constitute such party’s Final Determination.
(iii)    There shall be no discovery in the arbitration. However, on reasonable notice to the other party, Tenant may inspect any portion of the Building relevant to its claims, and Landlord may inspect any portion of the space occupied by Tenant on the floors in issue. Thirty days prior to the scheduled hearing, the parties shall exchange opening written expert reports and opening written pre-hearing statements. Opening written pre-hearing statements shall not exceed 20 pages in length. Two weeks prior to the hearing, the parties may exchange rebuttal written expert reports and rebuttal written pre-hearing statements. Rebuttal written pre-hearing statements shall not exceed 10 pages in length. Ten days prior to the hearing, the parties shall exchange written witness lists, including a brief statement as to the subject matter to be covered in the witnesses’ testimony. One week prior to the hearing, the parties shall exchange all documents that they intend to offer at the hearing. Other than rebuttal witnesses, only the witnesses listed on the witness lists shall be allowed to testify at the hearings. Closing arguments shall be heard immediately following conclusion of all testimony. The proceedings shall be recorded by stenographic means. Each party may present live witnesses and offer exhibits, and all witnesses shall be subject to cross-examination. The arbitrators shall conduct the two day hearing so as to provide each party with sufficient time to present its case, both on direct and on rebuttal, and permit each party appropriate time for cross examination; provided, that the arbitrators shall not extend the hearing beyond two days. Each party may, during its direct case, present evidence in support of its position and in opposition to the position of the opposing party.
(iv)    The third arbitrator shall make a determination of the Fair Market Rent by selecting either the amount set forth in Landlord’s Final Determination or the amount set forth in Tenant’s Final Determination, whichever the third arbitrator determines is closest to Fair Market Rent for the Premises. The third arbitrator may not select any other amount as the Fair Market Rent. The fees and expenses of any arbitration pursuant to this Section 9.02(d) shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and experts and the additional expenses of presenting its own proof. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease. Each arbitrator shall be either a licensed real estate broker or an appraiser who is an MAI Designated member of the Appraisal Institute, in each case having at least 15 years of experience in leasing or appraising first class office buildings in Manhattan. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not effect the determination of Fair Market Rent.
(e)    If Tenant disputes Landlord’s Initial Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Renewal Term, an amount equal to Landlord’s Final Determination. If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Renewal

Term were greater than the Fair Market Rent payable for the Renewal Term, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Rent payable by Tenant.
(f)    Notwithstanding anything in this Lease to the contrary, if Tenant enters into a lease to relocate Tenant’s operations at the Building to another location prior to the date which is 15 months before the last day of the initial Term, the Renewal Option shall immediately become null and void and of no further force or effect.
[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	NEW WATER STREET CORP.

	By:	/s/ Daniel Palino 5/30/19
Daniel Palino, Chief Operating Officer
[Signature continued on the following page]
[Signature Page to Lease]

Tenant:	JUSTWORKS, INC.

	By:	/s/ Isaac Oates
Isaac Oates, CEO and Founder

Tenant’s Federal Tax I.D. No.:	32-0390469
[Signature Page to Lease]

EXECUTION VERSION
FIRST AMENDMENT TO LEASE
FIRST AMENDMENT TO LEASE, dated as of October 29, 2020 (this “Amendment”), between NEW WATER STREET CORP., a Delaware corporation, having an office 55 Water Street, New York, New York 10041 (“Landlord”) and JUSTWORKS, INC., a Delaware corporation, having an office at 55 Water Street, 29th Floor, New York, New York 10041 (“Tenant”).
WITNESSETH:
WHEREAS, pursuant to a Lease, dated as of June 5, 2019 (the “Lease”), between Landlord and Tenant, Tenant is leasing from Landlord the entire rentable area of the 27th, 29th and 30th floors, and a portion of the 31st floor (the “Premises”) of the building known as 55 Water Street, New York, New York (the “Building”), as is more particularly described in the Lease; and
WHEREAS, Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.
NOW, THEREFORE, Landlord and Tenant agree as follows:
1.    Defined Terms. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Lease.
2.    Rent Deferral.
(a)    Notwithstanding anything to the contrary in the Lease, Tenant shall not be required to pay Fixed Rent in respect of the 27th Floor, equal to $3,427,047.00 per annum ($285,587.25 per month), that would otherwise be due and payable by Tenant in accordance with the Lease during the period (the “Deferral Period”) commencing on October 1, 2020, and ending on September 30, 2023 (the aggregate Rent that Tenant is not required to pay during the Deferral Period is called the “Deferred Rent”). Except for the Deferred Rent, Tenant shall continue to pay to Landlord 100% of the Fixed Rent for the 29th, 30th and 31st floors (for the 31st Floor or portion thereof, if and when due pursuant to the Lease), and 100% of the Operating Payments, Tax Payments and all other Additional Rent due and payable for the Premises in accordance with the Lease during the Deferral Period (the “Deferral Period Rent”). Tenant hereby (i) acknowledges that Landlord’s deferral of the Deferred Rent in accordance with this Section 2(a) is in full satisfaction of any and all claims that Tenant might otherwise have under the Lease, at law or in equity, to any reduction, offset or abatement of Rent under the Lease with respect to the periods prior to the date of this Amendment (“Rent Abatement Claims”), (ii) fully releases Landlord from any Rent Abatement Claims and (iii) waives the right to assert any Rent Abatement Claims against Landlord.
(b)    Notwithstanding anything to the contrary in Section 2(a), if at any time during the Deferral Period, (i) Tenant shall be in default under the Lease beyond the expiration of any applicable notice and cure period, (ii) the Lease shall be terminated for any reason or (iii) Tenant shall fail timely to pay to Landlord any installment of Deferral Period Rent in strict accordance with the provisions of the Lease, beyond any applicable notice and cure period for the payment of Rent, then, in each such case, without limiting any other rights or remedies that may be available to Landlord on account thereof, (A) the Deferral Period shall immediately terminate as of the date of such default or termination without any further notice to Tenant, (B) Section 2(a) and Section 3 of this Amendment shall automatically be deemed to be null and void and deleted from this Amendment and (C) all Deferred Rent, whether applicable to periods before or after the termination of the Deferral Period, shall immediately become due and payable by Tenant to Landlord.
(c)    Nothing contained in this Section 2 shall be construed to relieve Tenant from Tenant’s obligation timely to pay all Deferral Period Rent payable by Tenant pursuant to the terms and provisions of the Lease, including, without limitation, Fixed Rent other than the Deferred Rent, all charges for electricity and other utilities and services furnished to Tenant pursuant to the terms and provisions of the Lease.
3.    Repayment of Deferred Rent.
(a)    Subject to the provisions of Section 2(b) above and Section 3(b) below, Tenant shall pay to Landlord as additional Fixed Rent, in addition to all other Fixed Rent due and payable under the Lease, the Deferred Rent (the “Repayment Amount”) in 48 equal monthly installments of $273,071.65 each, which shall be due and payable on or before the first day of each month during the period (the “Repayment Period”) commencing October 1, 2023, to and including September 30, 2027.
(b)    Subject to any applicable notice and cure period for the payment of Rent, time is of the essence with respect to Tenant’s obligations under this Section 3.
4.    Security Deposit. Section 2.07(c) of the Lease is hereby deleted in its entirety. Provided that on September 1, 2028, (i) no Event of Default has occurred which remains uncured, (ii) Landlord has not theretofore drawn on the Letter of Credit by reason of any Event of Default and (iii) Tenant has paid to Landlord the Repayment Amount in full, Tenant shall be entitled to reduce the amount of the Letter of Credit to 5 months of the Fixed Rent then payable for the Premises (the “Reduction Amount”). In no event shall Tenant reduce the amount of the letter of credit to less than the Reduction Amount. Tenant shall deliver to Landlord an amendment, or replacement, to the Letter of Credit (the form and substance of such amendment to be reasonably satisfactory to Landlord), reducing the amount of the Letter of Credit to the Reduction Amount, and Landlord shall execute the amendment and/or such other documents, if any, as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof. To the extent Landlord’s cooperation is necessary, Landlord shall use commercially reasonable efforts to cooperate with Tenant to cause an Issuing Bank to issue an amendment, or replacement, to the Letter of Credit then in place to reduce the amount thereof to the Reduction Amount.
5.    Extension of Term. (a) The term of the Lease is hereby extended for a period of 2 years (the “Extension Term”) commencing on July 1, 2032 (the “Extension Term Commencement Date”), and expiring on June 30, 2034, which date shall be deemed the Expiration Date for all purposes under the Lease, unless sooner terminated in accordance with the terms of the Lease or pursuant to law.
(b)    Tenant’s leasing of the Premises (including the Additional Premises) during
2

the Extension Term shall be on all of the terms and conditions of the Lease (as amended hereby), except that, from and after the Extension Term Commencement Date:
(i)    Fixed Rent shall be payable at the times and in the manner set forth in the Lease, at an annual rate of $15,683,200.00 per annum ($58.00 per rentable square foot), payable in equally monthly installments of $1,306,933.33.
(ii)    For purposes of clarification, Tenant shall continue to pay all Additional Rent in accordance with the terms of the Lease, including, without limitation, payments in respect of electricity, Tax Payments (calculated using the Base Tax Year set forth in the Lease) and Operating Payments (calculated using the Base Operating Year set forth in the Lease).
(iii)    Landlord shall not be required to perform any work, to pay any amount, to install any fixtures or equipment or to render any services to make the Building or the Premises ready or suitable for Tenant’s use or occupancy (other than ongoing maintenance and repair obligations set forth in the Lease) or to provide any abatement of Fixed Annual Rent or Additional Rent, and Tenant shall accept the Premises in its “as is” condition on the Extension Term Commencement Date.
6.    Representations by Tenant. Tenant represents to Landlord that (a) no default exists on the part of Landlord under the Lease; (b) Tenant has no knowledge of the existence of any condition which constitutes a default under the Lease or which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease; (c) Tenant knows of no defense or counterclaim to the enforcement of the Lease or this Amendment, and Tenant is not entitled to any Rent Abatement Claims; and (d) Tenant has the full power and authority to enter into this Amendment and perform all of the representations, warranties, covenants and agreements of Tenant hereunder, and no consents or authorizations that have not heretofore been fully obtained are required in connection therewith.
7.    Brokers. Each party represents to the other that such party has dealt with no broker in connection with this Amendment other than CBRE, Inc. representing Landlord (“Broker”), and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Broker in the case of Landlord’s indemnity of Tenant) who alleges that it has dealt with the indemnifying party in connection with this Amendment. The provisions of this Section 7 shall survive the Expiration Date or sooner termination of the Lease.
8.    Confidentiality. Tenant shall keep the provisions of this Amendment, and all negotiations with respect hereto, confidential. Without the prior written consent of Landlord, neither Tenant, nor any of its partners, officers, shareholders, directors, members, employees, agents or representatives, shall disclose, divulge, communicate or otherwise reveal to any person or entity, the provisions of this Amendment, and all negotiations with respect hereto, except to attorneys, accountants or other professional consultants or advisors of Tenant or to prospective assignees or subtenants, or to the extent legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such provisions.
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9.    No Representations. Tenant hereby expressly acknowledges that neither Landlord nor any agent of Landlord has made or is making, and Tenant, in executing and delivering this Amendment, was not and is not relying upon, any claims, inducements, warranties, representations, promises or statements (including, without limitation, any warranties, representations, promises or statements with respect to the Premises and/or the Building or the number, nature, identity, use or any other characteristics of the other tenants of the Building), except to the extent that the same are expressly set forth in the Lease or this Amendment and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth in this Amendment.
10.    No Waiver. Landlord has not waived, and by this Amendment is not waiving, any default which may be continuing on the date hereof or any default which may occur after the date hereof; it being agreed that nothing contained herein shall be deemed to limit any rights or remedies that may be available to Landlord under the Lease or at law or in equity on account of any default.
11.    No Other Changes. Except as expressly set forth in this Amendment, the Lease shall remain unmodified and in full force and effect, and the Lease as modified herein is ratified and confirmed. All references in the Lease to “this Lease” shall hereafter be deemed to refer to the Lease as amended by this Amendment.
12.    Miscellaneous. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and all prior negotiations, understandings or agreements between the parties with respect to the subject matter hereof are merged herein. This Amendment may be executed in counterparts each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. An executed counterpart delivered by “.pdf”, facsimile or email shall be binding upon the parties.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

LANDLORD:

NEW WATER STREET CORP., a Delaware corporation

By:	/s/ Dan Palino
	Name:	Dan Palino
	Title:	C.O.O

TENANT:

JUSTWORKS, INC., a Delaware corporation

By:	/s/ Michael Seckler
	Name:	Michael Seckler
	Title:	SVP & Chief operating officer
[Signature Page to First Amendment to Lease]